MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
CONVERTED ORGANICS INC.
a Delaware corporation,
TERRASPHERE INC.
a Delaware corporation,
TERRASPHERE SYSTEMS LLC
a Massachusetts limited liability company
and
The individuals set forth on Exhibit A
Dated: July 6, 2010

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into on this 6th day of July, 2010, by and among CONVERTED ORGANICS INC., a Delaware corporation (“Parent”), TERRASPHERE INC., a Delaware corporation (“Buyer”), TERRASPHERE SYSTEMS LLC, a Massachusetts limited liability company (the “Company”) and the individuals owners of the Company set forth on Exhibit A hereto (each a “Seller” and collectively, the “Sellers”). For purposes of Articles II and XII, the Sellers listed on Schedule A are referred to as “Controlling Sellers.”

W I T N E S S E T H:

WHEREAS, Sellers collectively own one hundred percent (100%) of the outstanding membership interests of the Company (the “Units”);

WHEREAS, Buyer is a newly formed entity which is wholly-owned by Parent;

WHEREAS, Buyer desires to purchase all of the Units from Sellers, and Sellers and the Company desire to sell all of the Units, all on the terms and subject to the conditions set forth in this Agreement (the “Purchase Transaction”);

WHEREAS, Parent, Buyer and Company desire to adopt a plan of reorganization within the meaning of Section 368(a) of the Code, as set forth hereinafter, and intend that the Purchase Transaction described hereinafter constitutes a B Reorganization within the meaning of Section 368 (a)(1)(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
THE TRANSACTION

Section 1.1 The Closing. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined):

(a) The Sellers shall collectively convey, assign, transfer and deliver to Buyer one hundred percent (100%) of the Units, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Units, free and clear of all Liens.

(b) The Units shall be made up of all of the Units owned by each Seller.

(c) The purchase price for the Units (the “Purchase Price”) shall be, at the option of each Seller, in the form of either:

(i) on the Closing Date, such Seller’s pro rata portion of $21,000,000 worth of the common stock of Parent (“Parent Common Stock”), valued at the price which is the average closing price for Parent Common Stock over the fifteen (15) Trading Day period preceding the date of the execution of this Agreement (the “Closing Price Per Share”) (the Parent Common Stock to be issued pursuant to this Section 1.1(c)(i) are referred to as the “Option One Shares”); or

(ii) such Seller’s pro rata portion of Parent Common Stock, valued at the Closing Price Per Share, in accordance with the following schedule (the Parent Common Stock to be issued pursuant to this Section 1.1(c)(ii), including the Milestone Payments, are referred to as the “Option Two Shares”):

(1)	on the Closing Date, $12,000,000 of Parent Common Stock;

(2)	$5,000,000 of Parent Common Stock (“Milestone One Payment”), if, and only if, between the date hereof and the earlier of the 90th day following the Closing Date or the 180th day following the date hereof, the following occurs (such shares to be payable within ten (10) business days of achievement of the following or the Closing Date, whichever is later):

A. For a period of five (5) consecutive Trading Days, the Parent’s Market Capitalization exceeds the sum of: (1) the Parent’s Initial Market Capitalization on the date of execution of this Agreement plus (2) the Closing Price Per Share multiplied by the number of shares of Parent Common Stock to be issued pursuant to Section 1.1(c)(i), Section 1.1(c)(ii)(1) and, if such calculation is being made prior to the Closing Date, this Section 1.1(c)(ii)(2).

B. If between the date hereof and the earlier of the 90th day following the Closing Date or the 180th day following the date hereof, Parent completes a debt or equity financing with a third party other than project financing, unless such project financing is completed for the Company (a “Financing”), the cash received from the Financing during such period shall be added to the Market Capitalization. If between the Closing Date and December 31, 2011, the Buyer sells equity of either the Company or any of the Company’s subsidiaries, any cash received from such equity sales during such period shall be added to the Market Capitalization.

C. The term “Market Capitalization” shall mean on any date the number of shares of Parent Common Stock outstanding on such date, less any shares issued in an Financing, multiplied by the closing price of one share of Parent Common Stock as reported by the NASDAQ Stock Market.

D. The term “Initial Market Capitalization” shall mean the number of shares of Parent Common Stock outstanding on the date of this Agreement multiplied by the Closing Price Per Share (as defined herein).

(3)	$2,000,000 of Parent Common Stock (“Milestone Two Payment”), if, and only if, $2,000,000 of the Company’s accounts receivable as of the date of this Agreement are received prior to February 28, 2011 (such shares to be payable within ten (10) business days of achievement of such event or the Closing Date, whichever is later);

(4)	$5,000,000 of Parent Common Stock (“Milestone Three Payment”), if the Company generates Gross Margin of $6,000,000 (“Milestone Three Gross Margin Target”) from its operations during the period commencing as of the date of this Agreement and ending on December 31, 2011; provided that, if the Company generates Gross Margin of at least $4,200,000 (“Milestone Three Gross Margin Threshold”) from its operations during such period, the Sellers shall be entitled to a pro rata portion of the Parent Common Stock (such shares to be payable within ten (10) business days of achievement of such event or the Closing Date, whichever is later); and

(5)	$4,000,000 of Parent Common Stock (“Milestone Four Payment”), if, and only if, the Company generates Gross Margin of $4,000,000 (“Milestone Four Gross Margin Target”) from its operations during any six-month period commencing as of the date of this Agreement and ending on December 31, 2012; provided that, if the Company achieves the Milestone Three Gross Margin Threshold, but does not achieve the Milestone Three Gross Margin Target, 83.3% of the difference between the Milestone Three Gross Margin Target and the actual Gross Margins achieved pursuant to (the “Milestone Three Deficiency”) may be added by the Sellers to the Milestone Four Payment and the Milestone Four Gross Margin Target (such shares to be payable within ten (10) business days of achievement of such event or the Closing Date, whichever is later). Notwithstanding anything to the contrary herein, the total amounts payable pursuant to the Milestone Three Payment and Milestone Four Payment shall be no more than $9,000,000 of Parent Common Stock.

(6)	For the purposes of this Section 1.1(c)(ii), the term “Gross Margin” shall mean:

A. With respect to license revenue, the amount of such revenue without deduction.

B. With respect to royalty income from licenses, the amount of such revenue without deduction.

C. With respect to equipment sales, the dollars billed for the sale of equipment to licensees or others, and subtracting all external costs to manufacture, fabricate or produce, deliver and install the equipment, including all parts, fabrication costs, additional drawings and direct labor and consulting costs.

D. With respect to revenues from build own operate projects, the revenues from such projects, and subtracting costs related to facility personnel, maintenance, utilities, disposal fees, fertilizer, rent, permits and licenses.

Milestone One Payment, Milestone Two Payment, Milestone Three Payment and Milestone Four Payment are collectively referred to as the “Milestone Payments.” In each case, such Parent Common Stock will be distributed to the Sellers upon the Closing or in accordance with the Milestone Payments set forth above, in all cases at the Closing Price Per Share, in the proportions set forth on Exhibit A.

(d) Anything hereinabove to the contrary notwithstanding, the maximum number of shares of Parent Common Stock which may be issued as Purchase Price hereunder is 34,166,667 Shares, and at least fifty percent (50%) of such number of shares of Parent Common Stock shall be issued at Closing. All shares of Parent Common Stock issued hereunder shall in all amounts be issued within five (5) years of the date of Closing. The right to receive shares of Parent Common Stock as Milestone Payments shall not be assignable.

Section 1.2 Lock-Up.

(a) Without the prior written consent of Parent, during the period from the date hereof until and through the date that is: (i) with respect to the Option Two Shares issued to the Sellers choosing such option, the longer of: (A) eighteen (18) months following the Closing or (B) six (6) months following the issuance of any shares pursuant to the Milestone Payments, and (ii) with respect to the Option One Shares issued to the Sellers choosing such option, six (6) months following the Closing (as applicable, the “Lock-Up Period”), each of the Sellers may not offer, sell, assign, transfer, pledge, contract to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, or otherwise dispose of, directly or indirectly, any shares of Parent Common Stock acquired pursuant to this Agreement. The Sellers agree that during the Lock-Up Period Parent may cause any transfer agent for the Parent Common Stock to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Parent Common Stock issued to the Sellers.

(b) Notwithstanding the foregoing, and subject to the conditions below, the Sellers may transfer the Parent Common Stock in the transactions described in clauses (i) through (v) below, provided that (1) Parent receives a signed lock-up agreement in such form as determined by Parent for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be and (2) any such transfer shall not involve a disposition for value:

(i) as a bona fide gift or gifts;

(ii) to any trust for the direct or indirect benefit of the Sellers or the immediate family of the Sellers;

(iii) as a distribution to members, partners or stockholders of a Seller; or

(iv) to any beneficiary of a Seller pursuant to a will or other testamentary document or applicable laws of descent.

For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Section 1.3 Anti-Dilution Protection. If during the applicable Lock-Up Period, Parent sells for cash consideration in connection with a financing transaction (which excludes, without limitation, issuances for cash consideration in connection with any equity compensation plan or arrangement), Parent Common Stock at a purchase price per share less than the Closing Price Per Share (such lower price, the “Base Share Price,” such issuances collectively, a “Dilutive Issuance,” and the Base Share Price multiplied by the number of shares issued in any Dilutive Issuance, the “Dilutive Issuance Consideration”) then, each Seller, other than Edward Gildea and William Gildea, which is then subject to the restrictions applicable during the Lock-Up Period shall receive additional shares according to the following calculation (to the extent Parent’s common stock is subject to a stock split, stock dividend on all its shares, or similar event, which Parent does not currently expect to complete prior to the Closing Date, the Closing Price Per Share shall be proportionately adjusted):

New Shares to be issued = [(A*B) / [B*(C/D)]] — A

A: For each Seller, the number of shares of Parent Common Stock received on the Closing Date pursuant to either Section 1.1(c)(i) or Section 1.1(c)(ii)(1) less any shares sold, assigned, or transferred by such Seller.

B: Closing Price Per Share

C: The sum of the number shares of Parent Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of             shares of Parent Common Stock which the Dilutive Issuance Consideration would purchase at the Closing Price Per Share.

D: The sum of the number of shares of Parent Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of             shares of Parent Common Stock so issued in connection with the Dilutive Issuance.

Section 1.4 Operating Agreement. At the Closing, Buyer shall enter into the Amended and Restated Operating Agreement in the form attached as Exhibit C.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE CONTROLLING SELLERS

As a material inducement to Buyer and Parent to enter into this Agreement and to consummate the Purchase Transaction, the Company and the Controlling Sellers as listed on Schedule A hereby, jointly and severally, represent and warrant to Buyer and Parent as follows:

Section 2.1 Organization and Standing.

(a) The Company is a limited liability company duly organized, in good standing and having a legal existence under the laws of the Commonwealth of Massachusetts and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is organized and qualified to do business in the jurisdictions set forth on Schedule 2.1(a). Except as set forth on Schedule 2.1(a), the Company is duly qualified to do business and is in good standing to conduct business in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its properties, makes such qualification necessary.

(b) Schedule 2.1 (b) sets forth each of the subsidiaries of the Company (the “Subsidiaries”). Except as set forth on Schedule 2.1(b), the Company does not own, directly or indirectly, any capital stock or other equity, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other Person.

Section 2.2 Capitalization.

(a) Schedule 2.2(a) sets forth (i) the number of authorized Units, (ii) the number and kind of issued and outstanding Units, and (iii) the record and beneficial holder of the outstanding Units. All of the outstanding Units are duly authorized, validly issued, fully paid and non-assessable and are not subject to, and have not been issued in violation of, any preemptive or other similar rights. None of the issued and outstanding Units were issued in violation of any applicable federal or state securities laws or any other applicable Law. All of the outstanding equity or debt securities of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are not subject to, and have not been issued in violation of, any preemptive or other similar rights. None of the issued and outstanding equity or debt securities of the Subsidiaries were issued in violation of any applicable federal or state securities laws or any other applicable Law.

(b) Except as set forth on Schedule 2.2(b), (i) there are no outstanding agreements, subscriptions, commitments, options, warrants, calls or other rights to acquire from the Company or its Subsidiaries, or other obligations or understandings or arrangements of the Company or its Subsidiaries to issue, at any time, or upon the occurrence of any event, to any Person any interest in any Units or any other security of or rights in the Company or its Subsidiaries, whether or not presently issued or outstanding; (ii) there exists no rights of first refusal or any other preemptive right in the Company’s or its Subsidiaries’ Organizational Documents or any other agreement, in each case with respect to any Units or any other security of or interest in the Company or its Subsidiaries and (iii) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or its Subsidiaries. Neither the Company nor its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise retire or acquire any Units or any other security of or interest in the Company or its Subsidiaries.

Section 2.3 Authority; Enforceability. The Company has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which the Company is a party have been duly executed by the Company and constitute the valid, legal and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law).

Section 2.4 No Violation. The execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions by the Company contemplated hereby and thereby do not or will not (a) violate or conflict with any provision of the Organizational Documents of the Company or its Subsidiaries, (b) except as set forth on Schedule 2.4, violate, conflict with or result in a breach of the terms or conditions or provisions of, or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under or result in or give rise to a right of termination, modification, acceleration or cancellation of any obligation under any Contract, or any other agreement or obligation to which the Company or its Subsidiaries is a party or by which any of the Company’s or its Subsidiaries’ assets are bound or affected, (c) result in any violation of any Laws applicable to the Company, its Subsidiaries or a Seller, (d) result in the creation or imposition of a Lien on any of the Company’s or its Subsidiaries’ assets or any of the Units or (e) effect the Company’s or its Subsidiaries’ ownership of the Technology.

Section 2.5 Consents. Except as disclosed on Schedule 2.5, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Agency or any other Person, including a party to a Contract or any contract to which the Company or its Subsidiaries is a party, is required by or with respect to the Company or its Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents or consummation of the transactions contemplated hereby or thereby, including without limitation, the ability of the Company or its Subsidiaries to continue to service their respective customers upon completion of the Purchase Transaction.

Section 2.6 Bank Accounts; Letters of Credit and Powers of Attorney. Schedule 2.6 contains an accurate and complete list of (a) all bank accounts, brokerage accounts, securities accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company or its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or its Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or its Subsidiaries.

Section 2.7 Financial Statements.

(a) Attached hereto as Schedule 2.7 are copies of the consolidated balance sheet of the Company for the year ended December 31, 2009 and the consolidated related statements of income, and cash flows and stockholder’s equity for the year then ended as prepared by the management of the Company (collectively, the “Financial Statements” and the consolidated balance sheet of the Company as of December 31, 2009 the “Balance Sheet”). Except as set forth on Schedule 2.7, the Financial Statements (including any related notes thereto) (i) fairly present, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods covered thereby, and (ii) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b) To the Company’s Knowledge, there have been no instances of fraud, whether or not material, which occurred during any period covered by the Financial Statements.

Section 2.8 Accounts Receivable. Each of the accounts receivable of the Company included on the Balance Sheet (a) is a valid obligation (net of any reserve for doubtful accounts reflected in the Balance Sheet) of the respective account debtor thereof, (b) was not and is not subject to any material offset or counterclaim, and (c) has arisen from bona fide transactions of the Company in the ordinary course of its business consistent with past practice. There have not been any write-offs of any of the Company’s accounts receivable, except to the extent reflected in the Financial Statements.

Section 2.9 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 2.9 or to the extent reflected on the Balance Sheet, there are no liabilities or obligations of any nature (whether direct or indirect, matured or unmatured, liquidated or unliquidated, absolute, accrued, contingent or otherwise) of the Company that would be required to be accrued for or otherwise reflected on a balance sheet or on the accompanying notes thereto. The Company has neither guaranteed nor is otherwise primarily or secondarily liable in respect of any obligation or liability of any other Person, except to the extent disclosed in the Financial Statements.

Section 2.10 Real Estate. Neither the Company nor its Subsidiaries owns any real property. Schedule 2.10 sets forth a true and correct list of all leases, subleases or other agreements, oral or written (collectively, “Real Property Leases”), under which the Company or its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Leased Real Property”). Each Real Property Lease is valid, binding and in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party to any Real Property Lease, is in material breach or default of, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material breach or default by the Company or its Subsidiaries under any Real Property Lease or permit the termination, material modification, acceleration or cancellation thereof. The Company has not received written notice from any insurance carrier or landlord for any Leased Real Property that the Company needs to undertake any material repairs, alterations or construction or to take any other corrective action with respect to any Leased Real Property. All base rent, additional rent and all other charges and amounts payable by the Company or its Subsidiaries under the Real Property Leases have been paid to date. Except for reasonable wear and tear, all improvements, buildings and systems, including, without limitation, the electrical, plumbing, heating, ventilation, air conditioning, roofing and other utility systems on the Leased Real Property are in all material respects in good repair, working order and operating condition and are adequate for operation of the Company’s business both at the current operating levels and levels currently contemplated. There are no material structural defects in the improvements on the Leased Real Property, nor are there any material repairs that are reasonably necessary to be undertaken in order to operate the Company’s business on the Leased Real Property in a lawful, safe and efficient manner. The zoning of the Leased Real Property permits the presently existing improvements and the continuation of the Company’s business as presently being conducted on such Leased Real Property. There are no condemnation or rezoning hearings or proceedings pending before any Governmental Agency, or, to the Company’s Knowledge, proposed or contemplated by any Governmental Agency with respect to the Leased Real Property. The Company is in actual, exclusive possession of the Leased Real Property (other than any common areas thereon), and except as otherwise provided in the Real Property Leases, has good, valid and indefeasible title to all leasehold estates created under the Real Property Leases, free and clear of all Liens. The Company has delivered to Buyer a correct and complete copy of each Real Property Lease, and all amendments, supplements or modifications thereto.

Section 2.11 Personal Property. Set forth on Schedule 2.11 is a list of all material tangible personal property that is owned, leased or otherwise being used by the Company or its Subsidiaries (the “Personal Property”). The Company or its Subsidiaries have good and marketable title, or holds valid and enforceable leases, to all the Personal Property held by the Company or its Subsidiaries, respectively, free and clear of all Liens. The Company or its Subsidiaries is the owner of or has valid and enforceable leasehold interests in all of the Personal Property that the Company or its Subsidiaries uses in, or is otherwise necessary to, the operation of the Company’s business both at the current operating levels and levels currently contemplated by the Company. All the Personal Property is in good operating condition and repair, normal wear and tear excepted, for the performance and operation of the Company’s business, both at the current operating levels and levels currently contemplated by the Company. The Company has delivered to Buyer a correct and complete copy of each lease for any leased Personal Property, and all amendments, supplements or modifications thereto.

Section 2.12 Intellectual Property.

(a) Schedule 2.12(a) sets forth a true and complete description of all Intellectual Property owned, used or otherwise employed by or licensed to the Company or its Subsidiaries. The Company is the sole owner or assignee of all such Intellectual Property and holds such Intellectual Property free and clear of any Liens or encumbrances. The Company has not licensed the Intellectual Property to any third party, nor has the Company entered into any agreement with any third party with respect to the Intellectual Property that would interfere with Buyer’s use of the Intellectual Property, except to the extent set forth in the Material Contracts listed in Schedule 2.13(d), copies of which have been made available to Parent. No claims have been made, or, to the Company’s Knowledge, threatened against the Company alleging that any services provided or products sold by the Company or any Intellectual Property used by the Company is being provided, sold or used in violation of any rights of any other Person not otherwise resolved. To the Company’s Knowledge, no third party is infringing on the Intellectual Property. To the Company’s Knowledge, Buyer’s proposed use of the Intellectual Property will not give rise to any adverse claim of infringement from a third party. The Company has complied with all requirements of applicable Law concerning the use and registration of fictitious names, and the Company has the legal right to use the name or names under which the Company operates. Each license pursuant to which the Company has licensed from others the right to use any Intellectual Property (the “Intellectual Property Licenses”) is the valid, legal and binding obligation of the Company and, to the Company’s Knowledge, the other party thereto and is in full force and effect, and there are no defaults by the Company or, to the Company’s Knowledge, such other party under such Intellectual Property License. Nothing in this Agreement violates the terms of the Intellectual Property Licenses, and all such Intellectual Property Licenses will continue in full force and effect without change following the consummation of the transactions contemplated by this Agreement. The Company has used reasonable efforts to protect the proprietary and, as appropriate, confidential nature of all Proprietary Information that it presently owns or uses. To the Company’s Knowledge, the Company has purchased the required number of Intellectual Property Licenses for the use of each material copyrighted computer program used by the Company. The Company has delivered to Buyer a correct and complete copy of the Intellectual Property Licenses and all amendments, supplements or modifications thereto.

(b) For purposes of this Agreement, “Intellectual Property” shall mean all of the following that is owned by, licensed by, licensed to, or used by the Company or its Subsidiaries (including all authorized copies and embodiments thereof): (i) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations of the foregoing in any jurisdiction, and applications in any jurisdiction to register the foregoing (the “Trademarks”); (ii) all issued U.S. and foreign patents and pending patent applications, including, without limitation, divisionals, continuation, continuation in part, continuing and renewal applications (the “Patents”); (iii) all registered and unregistered copyrights and all applications to register the same (the “Copyrights”); (iv) all computer software, software systems and protectable databases owned by the Company or under development by, or specifically on behalf of, the Company or its Subsidiaries (the “Software”); (v) all Intellectual Property Licenses pursuant to which the Company has acquired rights in or to any Trademarks, Patents, Copyrights or Software; (vi) all Intellectual Property Licenses pursuant to which the Company or its Subsidiaries has licensed or transferred the rights in and to any Intellectual Property; (vii) all confidential and proprietary trade secrets, know-how, processes, procedures, drawings, specifications, designs, plans, operations manuals, training manuals, labor estimating systems and procedures, proposals or technical data (the “Proprietary Information”); and (viii) all internet domain names, email addresses and world wide web addresses and pages used or otherwise employed by the Company or its Subsidiaries.

Section 2.13 Contracts.

(a) For purposes of this Agreement, “Contract” shall mean any contract, agreement, arrangement or understanding to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of the Company’s or its Subsidiaries’ assets are bound or affected, together with all modifications and amendments thereto. For purposes of this Agreement, “Customer Contract” shall mean a Contract to market, license, manufacture or sell products or services currently sold by the Company or based on the Intellectual Property.

(b) For purposes of this Agreement, “Material Contract” shall mean any Contract that constitutes or contains any of the following:

(i) any Customer Contract that, as of December 31, 2009, had annualized gross revenues (determined as provided in Section 2.13(d) below) of at least $10,000 (the “Material Customer Contracts”);

(ii) any Contract that contains a covenant restricting the ability of the Company or its Subsidiaries (or which, following the consummation of the Purchase Transaction, would reasonably be expected to restrict the ability of Buyer or any of its subsidiaries or Affiliates) to compete with any Person or engage in any business or activity in any geographic area or pursuant to which any benefit is required to be given or lost as a result of such competing or engaging;

(iii) any Real Property Lease with annual payments in excess of $10,000 per year;

(iv) any loan, guarantee or similar agreement relating to the borrowing of money from, or extension of credit to, any other Person in excess of $10,000;

(v) any Contract not fully performed for the purchase of any commodity, material, services, equipment or fixed assets, for a price in excess of $10,000 in the aggregate over a twelve-month period;

(vi) any Contract for the purchase of any commodity, material, services, equipment or fixed assets that is not terminable by the Company or its Subsidiaries without penalty on not more than ninety (90) calendar days’ notice;

(vii) any lease for Personal Property involving annual payments in excess of $10,000 per year;

(viii) any Contract that obligates the Company or its Subsidiaries to obtain all or a substantial portion of its requirements for any goods or services from, or, except for Customer Contracts, supply all or a substantial portion of the requirements for any goods or services of, any other Person;

(ix) any Contract with an employee, labor union or sales agent;

(x) any Contract of the type referred to in Section 2.27; or

(xi) any written instrument granting a power of attorney on behalf of the Company.

(c) Except as set forth in Schedule 2.13(c):

(i) each Material Contract is the valid, legal and binding obligation of the Company or any Subsidiary, respectively, in full force and effect and, to the Company’s Knowledge, enforceable against the other parties thereto, in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law);

(ii) neither the Company nor its Subsidiaries are in material breach or default under any Contract, and, to the Company’s Knowledge, no other party is in material breach or default thereunder;

(iii) the Company has not received any written notice, or, to the Company’s Knowledge, oral notice, of any event or condition that with the passage of time, would constitute a default by the Company or its Subsidiaries under any Contract; and

(iv) the Company has not received any written notice, or, to the Company’s Knowledge, oral notice, or advice of termination, modification, acceleration, cancellation, nonrenewal or material adverse price adjustment of any Contract.

(d) Schedule 2.13(d) contains a complete and correct list of all Material Contracts. The Company has made available to Buyer complete and correct copies of each Contract.

Section 2.14 Environmental Matters.

(a) Except as disclosed on Schedule 2.14(a):

(i) no property owned, operated, leased, or otherwise occupied by the Company or its Subsidiaries or any predecessor such entities has been used for the disposal of refuse or waste, or for the generation, processing, manufacture, storage, handling, treatment, release, discharge or disposal of any Hazardous Substances;

(ii) neither the Company nor its Subsidiaries (or any predecessor of such entities) has placed, deposited or permitted to exist any Hazardous Substances in, on or under any property, including the land, improvements, ground water and surface water thereof, owned, operated, leased or otherwise occupied by the Company or its Subsidiaries or any predecessor of such entities at any time;

(iii) no (A) asbestos or asbestos-containing materials, (B) machinery, equipment or fixtures containing PCBs, (C) underground storage tanks or other storage tanks used for the storage of gasoline or any other Hazardous Substance, or (D) urea formaldehyde foam insulation, has been installed, used, stored, handled or located by the Company or its Subsidiaries or, to the Company’s Knowledge by any other Person, on any property owned, operated, leased or otherwise occupied by the Company or its Subsidiaries or, to the Company’s Knowledge, any predecessor of such entities, except in material compliance with Environmental Laws;

(iv) the Company and its Subsidiaries are in compliance with all Environmental Laws and hold all permits, licenses, clearances and consents required under any Environmental Law for the conduct of its business;

(v) no written or, to the Company’s Knowledge, oral notice has been given to the Company by any Governmental Agency or any Person alleging a violation of any Environmental Law or other liability or responsibility related to Hazardous Substances used, generated, processed, manufactured, stored, handled, treated, released, discharged or disposed by the Company or its Subsidiaries;

(vi) no actions, suits, claims, arbitrations, grievances, complaints, charges, proceedings or, to the Company’s Knowledge, investigations have been commenced or, to the Company’s Knowledge, threatened concerning a violation of any Environmental Law or other liability or responsibility related to Hazardous Substances used, generated, processed, manufactured, stored, handled, treated, released, discharged or disposed by the Company or its Subsidiaries or, to the Company’s Knowledge, any predecessor of such entities.

(b) For purposes of this Agreement, “Environmental Laws” shall mean all applicable federal, state or local laws, statutes, codes, ordinances, rules, regulations, opinions, orders, directives, decrees and policies that relate to pollution, the environment, or exposure to Hazardous Substances including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f), et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; those provisions of the Occupational Safety and Health Act, as amended, 29 U.S.C. §§ 651, et seq. regulating or relating to Hazardous Substances; and any other Law regulating or related to any Hazardous Substance, all as amended through the Closing Date.

(c) For purposes of this Agreement, “Hazardous Substance” shall include, without limitation, (i) all chemicals, materials and substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” contaminants,” “wastes,” or “pollutants,” or any words of similar import, under any Environmental Law, including, without limitation, petroleum products and materials, (ii) all other chemicals, materials and substances, the exposure to which is prohibited, limited or regulated by any Governmental Agency, including asbestos and asbestos-containing materials in any form, lead-based paint, radioactive materials, polychlorinated biphenyls (“PCBs”) and substances and compounds containing PCBs, and (iii) those elements or compounds that are contained in any list of hazardous substances and/or toxic pollutants or related or similar substance adopted or designated by the United States Environmental Protection Agency, United States Congress or any other Governmental Agency or defined by any other Law regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, including petroleum or petroleum products or constituents.

Section 2.15 Taxes.

(a) The Company previously made a “check-the-box” either to be taxed as a corporation for federal and, if applicable, state and local income tax purposes. A copy of that election is attached as Exhibit 2.15(a). The Company and its Subsidiaries and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or its Subsidiaries is or has been a member, have timely filed (taking into account extensions of time to file) or caused to be filed with the appropriate Governmental Agency all federal, state, local and foreign Tax Returns and reports required to be filed by or with respect to the Company or its Subsidiaries, and such Tax Returns were correct and complete.

(b) The Company and its Subsidiaries have timely paid or withheld and remitted all Taxes required to be paid or remitted by the Company or its Subsidiaries.

(c) Charges, accruals and reserves for Taxes with respect to the Company or its Subsidiaries for any pre-Closing tax period or for any tax period beginning before the Closing but ending after the Closing (a “Straddle Period”) (including any pre-Closing tax period or Straddle Period for which no Tax Return has yet been filed) have been estimated and reflected on the Financial Statements (in addition to any accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) and are adequate to cover such Taxes (without taking into account any accrual or reserve for deferred Taxes) as of the date of such Financial Statements, whether or not shown as due on any Tax Return. Except for Taxes incurred in the ordinary course of business, the Company and its Subsidiaries have no liability for unpaid Taxes accruing after the date of the Balance Sheet.

(d) Except as disclosed in Schedule 2.15(d), there is no claim (including under any indemnification or Tax sharing agreement), audit, examination, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or in respect of (i) any Tax, (ii) any Tax Return or (iii) any items of net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Taxes with respect to the Company or its Subsidiaries. No audit or examination by any Governmental Agency of any Tax Return of the Company or its Subsidiaries is being conducted or, to the Company’s Knowledge, threatened, and the Company has not received notice of any deficiency, refund litigation, assessment, proposed adjustment or matter in controversy from any Governmental Agency with respect to any amount of Taxes asserted to be due and owing by the Company or its Subsidiaries. Each deficiency or assessment relating to any amount of Taxes resulting from any completed audit or examination relating to any amount of Taxes by any Governmental Agency or any concluded litigation has been timely paid.

(e) Except as disclosed on Schedule 2.15(e), the Company has not received any written ruling of a Governmental Agency relating to Taxes nor has executed or entered into with any Governmental Agency a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other Tax law that will require any increase in revenue, taxable income or alternative minimum taxable income, or any reduction in deductions, net operating losses, alternative minimum tax, capital loss carryovers or charitable contribution deduction carryovers or Tax credits for the Company for any period ending after the Closing.

(f) There are no currently effective agreements, waivers or arrangements, nor any application by the Company or its Subsidiaries, extending or requesting to extend the statutory period of limitation applicable to the determination or assessment of any Taxes or any claim for, or the period for the determination or assessment or collection of, Taxes due from or with respect to the Company or its Subsidiaries for any taxable period. No currently effective power of attorney with respect to any Taxes has been executed or filed by the Company or its Subsidiaries with any Governmental Agency.

(g) Neither the Company nor its Subsidiaries has been or will be required by reason of the Purchase Transaction or as a result of any event or transaction occurring or accounting method employed prior to the Closing to include any adjustment in taxable income for any tax period pursuant to Section 481(a) or 263A of the Code (or any predecessor provision) or any comparable provisions under state, local or foreign Tax laws, and there is no application pending with any Governmental Agency requesting permission for any changes in any accounting method of the Company.

(h) Except as set forth on Schedule 2.15(h), neither the Company nor its Subsidiaries is a party to, is bound by, nor does the Company or its Subsidiaries have any obligation to any other Person under any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar contract, agreement or arrangement (including any advance pricing agreement, closing agreement or gain recognition agreement relating to Taxes with any Governmental Agency), nor does the Company or its Subsidiaries have any liability for Taxes of any Person (other than the Company or its Subsidiaries) as a result of being a member of any affiliated, consolidated, combined unitary or similar group under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee, successor or guarantor, or by contract, indemnification or otherwise. Neither the Company nor its Subsidiaries is subject or a party to, or a partner or member of any, joint venture, partnership, limited liability company or other arrangement or contract that is treated as a partnership for federal income Tax purposes.

(i) Neither the Company nor its Subsidiaries is a party to any contract, plan or arrangement covering any employee or former employee of the Company or its Subsidiaries, which individually or collectively, has resulted in any payment not being deductible or which could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(j) Neither the Company nor its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4T(b).

(k) Neither the Company nor its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897 of the Code. No amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by this Agreement.

(l) Each of the Company and its Subsidiaries (i) does not have any assets having a “net unrealized built-in gain” within the meaning of Section 1374(d) of the Code, (ii) has not acquired any assets from a C corporation, the disposition of which would produce any “net recognized built-in gain” within the meaning of Section 1374(d)(8) of the Code, and (iii) is not otherwise subject to the provisions of Section 1374 of the Code.

(m) Neither the Company nor its Subsidiaries have any liability or obligation to remit any amounts with respect to any escheat or state forfeiture laws, except to the extent set forth on the Balance Sheet.

(n) Except as set forth on Schedule 2.15(n), no claim has ever been made in writing to the Company or its Subsidiaries by any Governmental Agency in a jurisdiction in which the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and the Company or its Subsidiaries do not conduct business in, nor derive income from, within or allocable to any state, local or foreign taxing jurisdiction other than those for which all Tax Returns have been provided to Buyer.

(o) The Company or its Subsidiaries do not engage in a non-United States trade or business and do not have a permanent establishment outside the United States, other than its operations in Canada. Neither the Company nor its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code.

Section 2.16 Legal Matters. There is no suit, action, arbitration, administrative or other proceeding or investigation, governmental or otherwise, pending, or, to the Company’s Knowledge, threatened against, affecting or involving the Company, its Subsidiaries, the Technology, or any of the Units before any court or arbitrator or any Governmental Agency.

Section 2.17 Employee Benefits.

(a) Set forth on Schedule 2.17(a) is a complete and accurate list of all employee benefit plans and collective bargaining, labor and employment agreements or other similar arrangements in effect which the Company or any of its ERISA Affiliates maintain, sponsor, contribute to, are liable for (directly or indirectly) or are bound, legally or otherwise, including, without limitation, (i) any profit-sharing, deferred compensation, bonus, payroll, sick leave, consulting, stock option, stock purchase, stock bonus, ESOP (as defined in Section 4975(e)(7) of the Code), pension, retainer, consulting, retirement, vacation, change of control, disability, severance or other termination benefit, welfare, or incentive pay policy, agreement, practice or arrangement; and (ii) any plan, agreement, policy or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents of the Company and its ERISA Affiliates, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical insurance, retiree life insurance and any other type of benefits for retired and terminated employees, in each case whether or not an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (herein referred to individually as a “Plan” and collectively as “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean all persons and entities that are treated as being under common control with an entity or any Affiliate of the entity under Section 414(b), (c), (m) or (o) of the Code.

(b) True and complete copies of the following documents with respect to any Plan of the Company and its ERISA Affiliates have been delivered to Buyer: (i) the most recent Plan document and trust agreement (including any amendments thereto); (ii) the last three Internal Revenue Service (“IRS”) Form 5500 filings and schedules thereto; (iii) the most recent IRS determination letter; (iv) all summary plan descriptions; (v) a written description of each material non-written Plan; (vi) each written communication to all employees intended to describe a Plan or any benefit provided by such Plan; (vii) the most recent actuarial report, and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation (“PBGC”) concerning any controversy. Each report described in clause (vii) accurately reflects the funding status of the Plan to which it relates as of the date of such report and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

(c) Each Plan is and has been maintained in compliance in all material respects with applicable Law, including but not limited to ERISA and the Code and with any applicable collective bargaining agreements or other contractual obligations. The reporting and disclosure requirements under ERISA and the Code have been timely satisfied, including but not limited to the timely filing of all IRS Forms 5500, with respect to all Plans maintained by the Company or any of its ERISA Affiliates.

(d) Except as set forth on Schedule 2.17(d), with respect to any Plan that is subject to Section 412 of the Code (a “412 Plan”), there has been no failure to make any contribution, pay any amount due or meet the minimum funding standards as required by Section 412 of the Code, Section 302 of ERISA or the terms of any such Plan. No 412 Plan has incurred a minimum funding deficiency within the meaning of Section 412 of the Code whether or not waived. Neither the assets of the Company nor any of its ERISA Affiliates are now, nor will they after the passage of time, be subject to any lien imposed under Section 412(n) of the Code or Section 302 of ERISA by reason of a failure of the Company or any of its ERISA Affiliates to make timely installments or other payments required under Section 412 of the Code.

(e) As of the Closing Date, no Plan that is subject to Title IV of ERISA has any Unfunded Pension Liability. For purpose of this Agreement, “Unfunded Pension Liability” shall mean, as of any determination date, the amount, if any, by which the present value of all benefit liabilities (as that term is defined in Section 4001 (a)(16) of ERISA) of a Plan exceeds the fair market value of all assets of such Plan, all determined using the actuarial assumptions that would be used by the PBGC in the event of a termination of the Plan on such determination date.

(f) There are no pending or, to the Knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the ordinary course, asserted or instituted against (i) any Plan or its assets, (ii) the Company or any of its ERISA Affiliates with respect to any 412 Plan, or (iii) any fiduciary with respect to any Plan for which the Company or any of its ERISA Affiliates may be directly or indirectly liable, through indemnification obligations or otherwise.

(g) Neither the Company nor any of its ERISA Affiliates has within the past six (6) years incurred and/or reasonably expects to incur (i) any withdrawal liabilities as defined in Section 4201 of ERISA or any actual or contingent liability under Section 4204 of ERISA (collectively, “Withdrawal Liability”) and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in a Withdrawal Liability, or any liability under Sections 4063, 4064, 4071 or 4243 of ERISA, or (ii) any outstanding current or secondary liability under Title IV of ERISA with respect to any 412 Plan.

(h) Within the last six (6) years, neither the Company nor any of its ERISA Affiliates has transferred any assets or liabilities of a 412 Plan subject to Title IV of ERISA which had, at the date of such transfer, an Unfunded Pension Liability or has engaged in a transaction which may be subject to Section 4212(c) or Section 4069 of ERISA.

(i) Neither the Company nor any of its ERISA Affiliates has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan.

(j) The unfunded liability with respect to any Plan or arrangement that is a non-tax qualified deferred compensation plan or arrangement does not exceed $10,000.

(k) Neither Buyer nor any of its ERISA Affiliates will have (i) an obligation to make contribution(s), contingent or otherwise, to any multiemployer plan (as defined in Section 3(37) of ERISA), or (ii) any Withdrawal Liability (whether imposed and not yet paid or calculated assuming a complete or partial withdrawal of the Company or any of its ERISA Affiliates as of such date not yet imposed) which it would not have had if it had not entered into this Agreement and consummated the transactions contemplated hereby.

(l) During the last two (3) years (i) there have been no amendments to any Plan and no interpretation or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to any Plan, (ii) there have not been and are no negotiations, demands, or proposals which are pending that concern any Plan and (iii) no Plan has been established, which resulted in or could result in a material increase in the accrued or promised benefits of any employees of the Company or any of its ERISA Affiliates or in the level of expense incurred in respect thereof.

(m) There has been no “Reportable Event,” as defined in Section 4043 of ERISA, with respect to any 412 Plan subject to Title IV of ERISA within the last five (5) years.

(n) Neither the Company nor any of its ERISA Affiliates has any obligations, direct, contingent or otherwise, with respect to any Plan that are subject to the laws of any country other than the United States.

(o) Except as set forth on Schedule 2.17(o), neither the Company nor any of its ERISA Affiliates maintains an ESOP (as defined in Section 4975(e)(7) of the Code) or other plan holding securities of the Company or any ERISA Affiliate.

(p) Each Plan that provides welfare benefits has been operated in compliance with all requirements of Sections 601 through 609 of ERISA and (i) Section 162(i)(2) and (k) of the Code and regulations thereunder (prior to 1989) and (ii) Section 4980B of the Code and regulations thereunder after 1988, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease, including applicable provisions of the American Recovery and Reinvestment Act of 2009. Neither the Company nor any of its ERISA Affiliates has contributed to a nonconforming group health plan (as defined under Section 5000(c) of the Code), and no ERISA Affiliate has incurred a tax under Section 5000(a) of the Code which could become a liability of the Company or any of its ERISA Affiliates. Except as set forth on Schedule 2.17(p), neither the Company nor any of its ERISA Affiliates maintains, sponsors or provides or has maintained, sponsored or provided post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits to its current employees or former employees, except as required by Section 4980B of the Code and at the sole, expense of the participant or the beneficiary of the participant. The Company has complied in all respects with the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, with respect to each Plan to the extent applicable to such Plan. The Company does not maintain any plan that is an “employee welfare benefit plan” (as such term is defined under Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed under Section 4976.

(q) Except as set forth on Schedule 2.17(q), the Company and its ERISA Affiliates have funded each Plan in accordance with the terms of such Plan through the Closing Date, including the payment of applicable premiums on any insurance contract funding a Plan, for coverage provided through the Closing Date.

(r) Each Plan that is intended to be a tax qualified plan under Section 401(a) of the Code (a “Tax Qualified Plan”) has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and nothing has occurred, including the adoption of or failure to adopt any Plan amendment, which would reasonably be expected to adversely affect its qualification or tax-exempt status.

(s) No Tax Qualified Plan has been amended since the date of its most recent IRS determination letter which would materially increase its cost, and no Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.

(t) Except as contemplated herein or required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will result in any direct or indirect obligation of the Company or any of its ERISA Affiliates to make any payment (whether of severance pay, including but not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of the Company or its ERISA Affiliates. Except as listed on Schedule 2.18(t), no Plan or agreement provides for the payment of severance benefits upon the termination of any employee’s employment.

(u) The Balance Sheet properly and adequately reflects any and all liabilities and obligations of the Company and any of its ERISA Affiliates relating to any period ending on or prior to the Closing Date to or in respect of current and former employees of the Company or any of its ERISA Affiliates or the Plans, for (i) unpaid compensation, salaries, wages, vacation pay, disability payments and other payroll items (including, without limitation, bonus, incentive or deferred compensation), (ii) unpaid contributions, costs and expenses to or in respect of any Plan, (iii) the unfunded status of any Plan and (iv) severance or other termination benefits relating to, resulting from or arising in respect of any termination of employment occurring on or prior to the Closing Date.

(v) Any surrender, finance or penalties charges (and the total dollar amount thereof) that would be imposed on the investments held by any Tax Qualified Plan (including. plans with a cash or deferred arrangement under Section 401(k) of the Code) on the liquidation of the investments in such plans is set forth on Schedule 2.17(v).

(w) Each of the Plans that constitutes “deferred compensation” as described in Section 409A of the Code has been amended to comply with such Section on or before the relevant effective date of such Section and is, and has been, operated in good faith compliance with Section 409A of the Code and the notices, releases and regulations issued thereunder.

Section 2.18 Employment Matters. Set forth on Schedule 2.18 is a list of each written employment agreement between the Company or its Subsidiaries and any employee of the Company or its Subsidiaries (collectively, the “Company Employment Agreements” and individually, a “Company Employment Agreement”). The Company has made available to Buyer correct and complete copies of each Company Employment Agreement. Each of the Company or its respective Subsidiary (a) is not in violation of applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, (b) has withheld and reported all amounts required by Law or contract to be withheld or reported with respect to wages, salaries and other payments to its respective employees, (c) has no liability for any arrears of wages or any Taxes or any penalty for violation of clauses (a) or (b) above, or (d) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Agency with respect to wages, unemployment compensation, benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with past practice). Except as set forth on Schedule 2.18, the Company or its Subsidiaries do not have any change of control agreements with any officer, director or employee of the Company or its Subsidiaries.

Section 2.19 Labor Relations. The Company or its Subsidiaries are not a party to any collective bargaining agreements with any labor organization relating to any of the employees of the Company or its Subsidiaries. (a) No collective bargaining agreements relating to any of the employees of the Company or its Subsidiaries are being negotiated as of the date hereof, (b) no union organizational campaign or representation petition is currently pending or, to the Company’s Knowledge, threatened with respect to any employees of the Company or its Subsidiaries, (c) there is no pending or, to the Company’s Knowledge, threatened, strike, slowdown, lock-out, work-stoppage, union organizing effort or other labor dispute, labor board proceeding, labor arbitration proceeding or administrative tribunal proceeding involving any employees of the Company or its Subsidiaries, (d) to the Company’s Knowledge, there are no complaints or charges filed with or by any Governmental Agency or by any employee or former employee of the Company or its Subsidiaries or applicant for employment with the Company or its Subsidiaries against the Company or its Subsidiaries claiming that the Company or its Subsidiaries has violated any applicable Law relating to labor or employment matters, (e) to the Company’s Knowledge, there are no complaints or proceedings of any kind relating to the Company or its Subsidiaries before any labor relations board, (f) there are no outstanding orders or charges in respect of any employee of the Company or its Subsidiaries against the Company or its Subsidiaries under any applicable Law relating to health and safety, (g) the Company and its Subsidiaries have, with respect to its employees, complied with its obligations under any applicable Law relating to immigration, (h) no grievance, arbitration or other proceeding arising, or asserted to arise, out of or under a collective bargaining agreement relating to an employee of the Company or its Subsidiaries is pending, and (i) the Company and its Subsidiaries are not subject to any unsatisfied or pending settlement agreement, conciliation agreement, letter of commitment, deficiency letter or consent decree with any employee of the Company or its Subsidiaries, former employee of the Company or its Subsidiaries or applicant for employment with the Company or its Subsidiaries, labor union or other representative or any Governmental Agency or arbitrator relating to claims of unfair labor practices, employment discrimination or other claims with respect to employment and labor practices and policies. Since the formation of the Company or its Subsidiaries, no Governmental Agency, administrative tribunal or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Company or its Subsidiaries.

Section 2.20 All Assets. The assets, property, rights and privileges owned, leased or licensed by the Company or its Subsidiaries constitute all of the assets, property, rights and privileges that are used by the Company or its Subsidiaries in the operation of their businesses or are required for the operation of their businesses both at the current operating levels and levels currently contemplated by the Company or its Subsidiaries.

Section 2.21 No Adverse Development. Since the date of the Balance Sheet, there has not been any event, circumstance, state of affairs, condition or development that has had or would be reasonably expected to have a Material Adverse Effect.

Section 2.22 Actions Since Balance Sheet Date. Since the date of the Balance Sheet, except as otherwise provided in this Agreement or in connection with the transactions contemplated hereby, (a) the Company has carried on its business in the usual, regular and ordinary course consistent with past practices (including, without limitation, collection of accounts receivables and payment of accounts payables) and has used all reasonable efforts to (i) preserve intact its business organization and goodwill, (ii) retain the services of its current officers and key employees, and (iii) preserve its relationships with customers, suppliers and others having business dealings with it and (b) except as set forth on Schedule 2.22, the Company has not:

(i) (A) declared or paid any dividends on or made other distributions in respect of any Units, any equity securities of its Subsidiaries or set aside funds therefor; (B) split, combined or reclassified any Units or issued, authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for, any Units or any equity securities of its Subsidiaries; or (C) repurchased or otherwise acquired any Units or any equity securities of its Subsidiaries;

(ii) issued any Units or any other security, instruments, rights or interests in the Company or its Subsidiaries or any subscription, option, warrant, commitment or right of any kind whatsoever with respect to any Units or any other security, instrument, rights or interest in the Company or its Subsidiaries;

(iii) amended or proposed to amend its Organizational Documents;

(iv) merged or consolidated with or acquired any equity interest in any Person, or entered into an agreement with respect thereto; acquired or agreed to acquire any material assets, except for the purchase of inventory and supplies in the ordinary course of business; or made any loan or advance to, or otherwise made any investment in, any Person other than trade debt incurred in the ordinary course of business consistent with past practice;

(v) sold, encumbered or otherwise disposed of, or agreed to sell, lease (whether such lease is an operating or capital lease), encumber, assign or otherwise dispose of, any of its assets (including any Units, other securities of the Company or any Intellectual Property), other than sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice;

(vi) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution;

(vii) except as required by Law or any Company Employment Agreement, (A) paid or agreed to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee of the Company, whether past or present; (B) entered into any new, or materially amended any existing, employment or severance or termination agreement with any Person; (C) became obligated under any new benefit plan or employee agreement or amended any such plan or agreement in existence; (D) granted any general increase in compensation (including salary, bonus or other benefits) to employees of the Company; or (E) extended any loans or advances to any of its directors, officers, management employees or key employees of the Company, except advances to employees for expenses consistent with past practices;

(viii) (A) assumed or incurred any indebtedness for borrowed money; (B) guaranteed any Indebtedness; (C) issued or sold any debt securities or warrants or rights to acquire any debt securities; (D) guaranteed any debt obligations of any other Person; or (E) created any Lien on the property or assets of the Company;

(ix) except in the ordinary course of business consistent with past practice, (A) entered into any Material Contract; or (B) modified, rescinded, terminated, waived, released or otherwise amended in any material respect any of the terms or provisions of any Material Contract;

(x) except as required by GAAP or applicable Law, (A) permitted any change in (1) any practice or policy regarding pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Taxes for accounting, financial or tax purposes, or (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes; or (B) made any material Tax election or settled or compromised any material Tax liability with any Governmental Agency;

(xi) except consistent with past practice and as would not result in penalties or late charges or adversely affect the Company’s relationship with suppliers, delayed payment on or failed to pay when due the trade accounts payable or other recurring expenses of the Company;

(xii) incurred any capital expenditures in excess of $10,000 individually or $10,000in the aggregate;

(xiii) paid, discharged or settled any claims, liabilities or obligations in excess of $25,000 individually or $10,000 in the aggregate;

(xiv) settled, released or forgiven any material claim or litigation or waived any right thereto;

(xv) except as consistent with past practices, filed any Tax Return or entered into any agreement with any Governmental Agency;

(xvi) waived or agreed to any extension of any limitations period in respect of Taxes;

(xvii) recorded or effectuated the transfer of record ownership of, or beneficial interest in, any Units;

(xviii) made any change in the lines of business in which the Company or its Subsidiaries participate or engage in; or

(xix) entered into any commitment to take any actions prohibited by this Section 2.22.

Section 2.23 Permits and Licenses. Schedule 2.23 sets forth a correct and complete list of all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting or relating in any way to the assets or business of the Company or its Subsidiaries (the “Permits”). The Permits are sufficient and adequate in all material respects to permit the continued lawful operation of the Company’s businesses as presently conducted or contemplated to be conducted and the Company owns, holds or possesses adequate right to use all Permits required in connection with the operation of its businesses as presently conducted or contemplated to be conducted by the Company. The Company and its Subsidiaries are in compliance with the terms of the Permits. The Permits are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of the Permits is threatened. No consent or authorization is required for the Company to continue to use the Permits after Closing, and the validity and effectiveness of the Permits will not be affected by the consummation of the transactions contemplated by this Agreement. The Company has provided correct and complete copies of the Permits to Buyer.

Section 2.24 Compliance with Laws. The Company and its Subsidiaries are in compliance with all Laws applicable to the Company and its Subsidiaries. To the Company’s Knowledge, neither the Company nor its Subsidiaries is under investigation by any Governmental Agency with respect to, has been threatened by any Governmental Agency to be charged with or given notice of any violation of, any applicable Law.

Section 2.25 Insurance. Set forth on Schedule 2.25 is a list of all insurance policies, including self-insurance programs, maintained by the Company or its Subsidiaries (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect. The Company has delivered to Buyer correct and complete copies of the Insurance Policies. There is no claim by the Company pending under any of such Insurance Policies as to which the Company has received written notice that coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies. Except as set forth on Schedule 2.25, all premiums due and payable under all the Insurance Policies have been paid and are not subject to renegotiation or retroactive adjustment. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any Insurance Policies. The aggregate amount of the insurance reserves reflected on the Balance Sheet are adequate to cover all of the costs and liabilities for claims under the Insurance Policies.

Section 2.26 Absence of Certain Practices. Neither the Company nor its Subsidiaries, nor, to the Company’s Knowledge, any officer, employee or agent of the Company or its Subsidiaries, nor any other Person acting on their behalf has, directly or indirectly, given or agreed to give any payment, gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business or operations of the Company or its Subsidiaries (or assist the Company in connection with any actual or proposed transaction relating to their business and operations), (a) that subjected or might subject the Company or its Subsidiaries to any damage or penalty in any criminal or governmental litigation or proceeding, (b) that subjected or might subject the Company or its Subsidiaries to any adverse consequences with any Governmental Authority or the ability of the Company or its Subsidiaries to continue doing business as it is currently doing business, or (c) that in case of a payment made directly or indirectly to an official or employee of any Governmental Agency, constitutes an illegal bribe or kickback (or if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or Governmental Agency, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any state that could subject the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business or the termination of a Contract.

Section 2.27 Conflicts of Interest. Except as set forth on Schedule 2.27, no holder of Units, director, officer or key employee of the Company or any relative or Affiliate of any of the foregoing: (a) has any pecuniary interest in any supplier or customer of the Company or in any other business with which the Company conducts business or with which the Company is in competition; (b) has any interest in any property or assets used by the Company; or (c) has any contractual or other claim, express or implied, of any kind whatsoever against the Company in connection with the business of the Company.

Section 2.28 Customers. Except as set forth on Schedule 2.28, none of the Company’s customers has (a) since January 1, 2009, canceled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel or otherwise terminate or not renew, its relationship with the Company, or (b) since January 1, 2009 decreased by more than ten percent (10%), or, to the Company’s Knowledge, threatened, to decrease or limit by more than ten percent, the dollar amount of its business with the Company. The Company has not been notified in writing, or, to the Company’s Knowledge, notified orally, by any customer that the transactions contemplated by this Agreement will adversely affect the relations of the Company with such customer.

Section 2.29 Brokers’ and Finders’ Fees. Neither the Company nor any Seller has incurred, directly or indirectly, any liability for investment banking services, brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.30 Disclosures. No representation or warranty made by the Company or any Seller in this Agreement or in any document delivered in connection herewith, nor any statement or disclosure in the disclosure schedules relating to this Article II contains any untrue statement of material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to Buyer and Parent to enter into this Agreement and to consummate the Purchase Transaction, the Sellers hereby, on a several basis, represent and warrant to Buyer and Parent as follows:

Section 3.1 Capitalization. With respect to the authorized and outstanding Units of the Company, each Seller is the sole record and beneficial owners of the Units and each Seller owns such Units free and clear of all Liens. Upon the Closing, Buyer shall receive good, valid and marketable title to the Units being acquired hereunder, free and clear of all Liens. No Seller is a party to any voting agreements, irrevocable proxies, voting trusts, or other voting arrangements with respect to the Units.

Section 3.2 Authority; Enforceability. Each Seller has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which the such Seller is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which each Seller is a party have been duly executed by such Seller and constitute the valid, legal and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law).

Section 3.3 Organization. Each Seller that is an entity (i) as of the date hereof, is duly organized, validly existing and in good standing under the Laws of their place of incorporation, (ii) has the requisite power and authority to own, lease and operate their properties and to carry on their business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to adversely affect any Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 3.4 No Conflict. The execution and delivery by each Seller of this Agreement and any Transaction Document to which a Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with: (i) any provision of the articles of incorporation (including any certificate of designations) and bylaws, or like organizational documents, of any Seller that is an entity, each as amended to date, (ii) any Contract to which a Seller is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any Law applicable to any Seller or any of its properties or assets (whether tangible or intangible), in each case which would adversely affect any Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 3.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement to which any Seller is a party or by which its assets are bound (so as not to trigger any conflict), is required to be made by a Seller in connection with the execution and delivery of this Agreement and any Transaction Documents to which any Seller is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not adversely affect the ability of any Seller to consummate the Purchase Transaction within the time frame in which the Purchase Transaction would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

Section 3.6 Acquisition of Parent Common Stock.

(a) Each Seller is acquiring Parent Common Stock hereunder for his, her or its own account and not with a view to the resale or distribution of any part thereof.

(b) Each Seller acknowledges that all of the Parent’s reports, schedules, forms, statements and other documents filed by Parent under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, collectively referred to herein as the “SEC Reports”) were fully available to it, and it has reviewed and understands such reports. Each Seller acknowledges that it has received a copy of Parent’s annual report on Form 10-K for the year ended December 31, 2009, as well as all the information that it has requested relating to Parent, Buyer and the transactions contemplated by this Agreement. Each Seller further represents that it has had an opportunity to ask questions and receive answers from Parent or Buyer regarding the terms and conditions of its acquisition of the Parent Common Stock hereunder and the transactions contemplated by this Agreement.

(c) Each Seller understands that the Parent Common Stock that it will acquire hereunder constitutes “restricted securities” from Buyer under the United States federal securities laws and that under such laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. Each Seller understands that, subject to certain limitations, the currently available exemption from registration under Rule 144 requires the securities to be held for a certain period of time before they can be sold in the United States.

(d) Each Seller on Exhibit A that is designated is an “accredited investor” is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Each such Seller agrees to complete the Accredited Investor Questionnaire set forth on Exhibit B hereto. Each Seller, including such Sellers that are not “accredited investors,” acknowledges that it has received a disclosure package, including a copy of Parent’s: annual report on Form 10-K for the year ended December 31, 2009; quarterly report on Form 10-Q for the quarter ended March 31, 2010, proxy statement on Schedule 14A filed May 19, 2010, and Form 8-K filings since January 1, 2010 through the date hereof, a reasonable time prior to the Seller’s execution of this Agreement.

(e) With respect to the tax and other economic considerations involved in acquiring the Parent Common Stock, the Sellers are not relying on advice from the Parent, Buyer or Company, and the Sellers have carefully considered and have discussed with their professional legal, tax, accounting and financial advisors the implications of acquiring the Parent Common Stock, the transaction contemplated hereby or their particular tax and financial situation.

(f) It is understood that the certificates evidencing the Parent Common Stock shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN LOCK-UP AGREEMENT AS REFLECTED IN THE MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED JULY 6, 2010, COPIES OF WHICH ARE AVAILABLE UPON REQUEST.”

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into this Agreement and consummate the Purchase Transaction, Buyer and Parent hereby jointly and severally represent and warrant to Sellers as follows:

Section 4.1 Organization and Standing. Buyer and Parent are a corporations duly organized, in good standing and having a legal existence under the laws of the State of Delaware and have all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Authority; Enforceability. Buyer and Parent each has the full legal right, power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, and (subject to the approval of Parent’s shareholders) to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Buyer and Parent are a party have been duly executed by Buyer and Parent and constitute the valid, legal and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law).

Section 4.3 No Violation. The execution and delivery and performance of this Agreement and the Transaction Documents to which Buyer and Parent are a party and the consummation of the transactions contemplated hereby and thereby, do not or will not (a) violate or conflict with any provision of the Organizational Documents of Buyer or Parent or (b) result in any violation of Laws applicable to Buyer or Parent.

Section 4.4 Consents. Except for approval from Parent’s shareholders and the NASDAQ Stock Market, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Agency or any other Person, including a party to a material contract with Buyer or Parent, is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement or the Transaction Documents to which Buyer or Parent is a party or consummation of the transactions contemplated hereby or thereby.

Section 4.5 Legal Matters. There is no suit, action, arbitration, administrative or other proceeding, governmental or otherwise, pending against, or, to Buyer’s Knowledge, threatened against Buyer or Parent before any court or arbitrator or any Governmental Agency, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Buyer or Parent to consummate the transactions contemplated by this Agreement.

Section 4.6 Due Diligence. The Buyer and Parent each hereby acknowledge that they have conducted their own due diligence relative to the Company and have had the opportunity to review the information set forth in the Schedules to this Agreement, prior to signing this Agreement. Neither the Company nor the Controlling Sellers make any representations pertaining to the Company not otherwise set forth herein and the Buyer and Parent expressly rely on the results of their own investigation, due diligence and the representations and warranties of the Company and Sellers made herein for the decision to purchase the Units.

Article V
CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All of the representations and warranties of Sellers and Buyer or Parent set forth in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the date hereof and as of the Closing, or in the case of representations and warranties made as of a specified date earlier than the Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of such date. All representations and warranties shall survive the consummation of the transactions provided for in this Agreement and shall terminate on the 24-month anniversary of the Closing Date; provided, however, (a) in the case of representations and warranties contained in Section 2.2, 2.3, 2.12, 2.29, 3.1, 3.2, 3.6 and 4.2 such representations and warranties shall survive the Closing Date indefinitely; and (b) in the case of the representations and warranties contained in Section 2.15, such representations and warranties shall survive the Closing Date until the later of (i) twenty-four (24) months after the Closing Date or (ii) the 60th day following the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof). Each representation and warranty contained herein is independent of all other warranties and representations contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any warranties or representations contained in the text thereof or schedules thereto shall not be construed as exceptions or qualifications to any other warranty or representation. Neither the period of survival nor the liability of Sellers, on the one hand, or Buyer or Parent, on the other hand, with respect to any representations and warranties made by such party in this Agreement or the Transaction Documents shall be reduced or barred by any investigation made at any time before or after the Closing by or on behalf of such party. Notwithstanding the survival periods set forth above, if written notice of a Claim or Third Party Claim has been given prior to the expiration of the survival period for the applicable representation and warranty by a party in whose favor such representation and warranty has been made to the party that made such representation and warranty, then the relevant representation and warranty shall survive as to such Claim or Third Party Claim, until such Claim or Third Party Claim has been finally resolved.

Article VI
CONDUCT OF BUSINESS PENDING CLOSING

Section 6.1 Affirmative Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement, except as expressly contemplated or permitted by this Agreement or to the extent that Buyer shall otherwise consent in writing, (a)  the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (b) the Company shall use all reasonable efforts to (i) preserve intact their present business organization and goodwill, (ii) maintain their material rights and franchises, (iii) retain the services of their current officers and key employees, (iv) preserve their relationships with customers, suppliers and others having business dealings with any of them, (v) maintain supplies and inventories in quantities consistent with their customary business practice, (vi) keep in effect insurance comparable in amount and scope of coverage to that currently maintained, (vii) maintain in effect all existing Permits, and (viii) undertake all steps necessary, and such additional steps as are reasonably requested by Buyer, to protect all confidential and proprietary information and Intellectual Property from dissipation, destruction, theft or other loss or disclosure to Persons other than Buyer or Buyer’s Affiliates, agents or representatives.

Section 6.2 Negative Covenants of the Company. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, the Company shall not do any of the following:

(a) (i) Declare or pay any dividends on or make other distributions in respect of any Units or set aside funds therefor; (ii) split, combine or reclassify any Units or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any Units; or (iii) repurchase or otherwise acquire any Units;

(b) Issue any Units or any other security, instruments, rights or interests in the Company or any subscription, option, warrant, commitment or right of any kind whatsoever with respect to any Units or any other security, instrument, rights or interest in the Company;

(c) Amend or propose to amend its Organizational Documents;

(d) Merge or consolidate with or acquire any equity interest in any Person, or enter into an agreement with respect thereto; acquire or agree to acquire any material assets, except for the purchase of inventory and supplies in the ordinary course of business; or make any loan or advance to, or otherwise make any investment in, any Person other than trade debt incurred in the ordinary course of business consistent with past practice;

(e) Sell, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber, assign or otherwise dispose of, any of its assets (including any Units, other securities of the Company or Intellectual Property), other than sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice;

(f) Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(g) Except as may be required by Law or any Company Employment Agreement, (i) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee of the Company, whether past or present; (ii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any Person; (iii) become obligated under any new benefit plan or employee agreement that was not in existence on the date of this Agreement or amend any such plan or agreement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder; (iv) grant any general increase in compensation (including salary, bonus and other benefits) to employees of the Company; or (v) extend any loans or advances to any of its directors, officers, management employees or key employees, except advances to employees for expenses consistent with past practices;

(h) (i) Assume or incur any indebtedness for borrowed money; (ii) guarantee any indebtedness; (iii) issue or sell any debt securities or warrants or rights to acquire any debt securities; (iv) guarantee any debt obligations of any other Person; or (v) create any Lien on the property or assets of the Company;

(i) Enter into any Material Contract; or (ii) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Material Contract;

(j) Except as required by GAAP or applicable Law, (i) permit any change in (A) any practice or policy regarding pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Taxes, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes; or (ii) make any material Tax election or settle or compromise any material Tax liability with any Governmental Agency;

(k) Except as would not result in penalties or late charges or adversely affect the Company’s relationship with suppliers and consistent with past practice, delay payment on or fail to pay when due the trade accounts payable and other recurring expenses of the Company;

(l) Accelerate the collection of accounts receivable of the Company;

(m) Incur any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(n) Pay, discharge or settle any claims, liabilities or obligations in excess of $100,000 individually or $250,000 in the aggregate;

(o) Settle, release or forgive any claim or litigation or waive any right thereto;

(p) Except as consistent with past practices, file any Tax Return or enter into any agreement with any Governmental Agency;

(q) Waive or agree to any extension of any limitations period in respect of Taxes;

(r) Record or effectuate the transfer of record ownership of, or beneficial interest in, any Units;

(s) Make any change in the lines of business in which the Company participates or is engaged;

(t) Enter into any commitment to take any actions prohibited by this Section 6.2; or

(u) Take any other action that would cause any of the representations and warranties made by Sellers in this Agreement not to remain true and correct.

Article VII
FURTHER COVENANTS AND AGREEMENTS

Section 7.1 Access to Information. From the date of this Agreement until the Closing, Sellers shall cause the Company to provide to Buyer, its Affiliates, potential sources of financing for Buyer and its Affiliates and each of their respective directors, officers, employees, agents and representatives (collectively, the “Agents”) access to all of the properties and assets of the Company and all of the Company’s documents, books and records relating to its current and past operations, and shall permit Buyer and its Agents to make copies thereof, and the Company and Sellers shall permit Buyer to interview the Company’s employees, accountants and legal counsel during reasonable business hours and upon reasonable prior notice.

Section 7.2 Agreement to Cooperate. Each of the parties shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, all things necessary, proper or advisable to consummate the Purchase Transaction and make effective the transactions contemplated by this Agreement and the Transaction Documents.

Section 7.3 Notice of Breach or Default. Sellers and Buyer each shall use commercially reasonable efforts to give prompt notice to the other of (a) the occurrence or non-occurrence of any event of which such party has Knowledge, whose occurrence or non-occurrence does or would be reasonably likely to cause any representation or warranty of such party contained in this Agreement or any Transaction Document to be untrue or inaccurate at any time from the date hereof to the Closing, or (b) any failure, of which such party has Knowledge, to comply with or satisfy any covenant, condition or agreement hereunder to be complied with or satisfied by the Company or Sellers, on the one hand, and Buyer on the other hand. The delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.4 Consents and Approvals. The Company and Sellers, on the one hand, and Buyer, on the other hand, shall each use commercially reasonable efforts to obtain all necessary third party or governmental consents, permits and approvals necessary to consummate the Purchase Transaction and the transactions contemplated by this Agreement and the Transaction Documents.

Section 7.5 Expenses. All costs and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby shall be paid as follows:

(a) Buyer shall pay all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants and brokers or finders incurred by Buyer in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, whether or not the Closing shall have occurred.

(b) Sellers shall pay all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants and brokers or finders incurred by the Company or Sellers in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, whether or not the Closing shall have occurred.

Section 7.6 Announcements. None of Buyer, the Company or any Seller or any of Buyer’s or the Company’s respective directors or officers will disclose to any Person the contents of this Agreement other than to their respective shareholders, directors, advisors, partners, agents, financing sources and employees, except as required by law. None of the Company or any Seller shall, except as required by law, make any public announcement about the transactions contemplated by this Agreement.

Section 7.7 Preparation of Tax Returns; Payment of Taxes.

(a) Sellers will be responsible for payment of all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.7(a)(ii) taking into account the type of Tax to which such credit or refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.7(a)(ii) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the prior practices of the Company.

(b) Subject to Section 7.7(a) above, Buyer shall prepare and file (or cause the Company to prepare and file) all Tax Returns that relate to the Company and are required to be filed after the Closing Date with respect to taxable periods ending on or before the Closing Date and Straddle Periods. With respect to any such Tax Return required to be filed with respect to the Company and as to which Taxes are allocable to Sellers under Section 7.7(a) above, Buyer shall provide Sellers with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to Sellers at least thirty (30) days prior to the due date (including any extension thereof) for filing such Tax Return, and Sellers shall have the right to review and comment on such Tax Return. Such Tax Return and statement shall be final and binding on Sellers unless, within ten (10) days after the date of delivery by Buyer of such Tax Return and statement, Sellers deliver to Buyer a written request for changes to such Tax Return or statement. If Sellers deliver such a request, then Sellers and Buyer shall undertake in good faith to resolve the issues raised in such request prior to the due date (including any extension thereof) for filing such Tax Return. If Sellers and Buyer are unable to resolve any such issue by the earlier of (i) ten (10) days after the date of receipt by Buyer of the request for changes and (ii) ten (10) days prior to the due date (including any extension thereof) for filing of the Tax Return in question, then Buyer shall engage an accountant (in the same manner as provided in Section 1.4 above) to resolve such dispute. The determination of such accountant shall be final and binding on the parties hereto. If such accountant is unable to make its determination with respect to any disputed item prior to the due date (including any extension thereof) for filing such Tax Return, then Buyer may treat such item, solely for purposes of filing the applicable Tax Return, as it determines in its sole discretion, and may cause the Tax Return to be filed; provided, however, that, in such a case, such accountant shall make its determination with respect to the disputed items, and the determination of such accountant shall control the rights of the parties under this Agreement. The costs and expenses of the accountant shall be shared equally by Buyer, on the one hand, and Sellers on the other hand.

(c) Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right of refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.

Section 7.8 Financial Statements. Sellers shall cause the Company to cooperate with Parent to provide financial statements of the Company prepared in accordance with U.S. GAAP and in compliance with all Securities and Exchange Commission (“SEC”) rules and regulations applicable to Parent and required by Parent for the Shareholder Approval.

Article VIII
RESTRICTIVE COVENANTS

Section 8.1 Company Confidential Information.

(a) Each Seller recognizes and acknowledges that such Seller has had access to certain Company Confidential Information. Each Seller expressly acknowledges that the Company Confidential Information is considered by Buyer to be unique assets, access to and knowledge of which are essential to preserve the goodwill and going business value of the Company for the benefit of Buyer and Buyer’s existing and future subsidiaries and Affiliates (each of the foregoing, including, without limitation, Buyer and the Company, individually, a “Buyer Affiliate”). In recognition of this fact, each Seller agrees that, for a period of five (5) years from the Closing Date, such Seller will use good faith efforts to preserve, as confidential, all Company Confidential Information obtained by such Seller, and that such Seller will not, for any reason or purpose whatsoever, use, publish, remove, copy or disclose to any party any of such Company Confidential Information without the express authorization of Buyer.

(b) For purposes of this Agreement, “Company Confidential Information” shall mean any and all:

(i) information obtained by a Seller through such Seller’s past or future affiliation with the Company or any Buyer Affiliate, however documented (including oral disclosure), concerning the Company’s business and affairs, including without limitation: data, know-how, and ideas; customer lists, contracts, billing histories, cleaning specifications and service performance; current and anticipated customer requirements; price and cost information; market studies; business plans and methods; computer software and programs; plans and projections for business opportunities for new or developing business; historical financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel; commissions and salaries paid to personnel; personnel training and techniques and materials; types and kinds of materials used by the Company; types of supplies and costs thereof; and any other information, however documented (including oral disclosure), that the Company treats or designates as confidential or proprietary information or that is a trade secret within the meaning of applicable trade secret law; and

(ii) notes, analyses, compilations, studies, summaries and other material prepared by or for the Company, containing or based on, in whole or in part, any information included in the foregoing.

Notwithstanding the foregoing, Company Confidential Information shall not include information that is (A) in the public domain other than as a result of a breach of this Section 8.1, (B) required to be produced by a Seller under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon issuance of any such order or subpoena, such Seller shall promptly notify Buyer and shall provide Buyer with an opportunity (if then available) to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Company Confidential Information (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Company Confidential Information), any of the forgoing in this proviso to be at Buyer’s expense, or (C) reasonably disclosed in the course of any dispute with Buyer relating to the transactions contemplated in this Agreement. Nothing in this Section 8.1 shall preclude any Seller from disclosure or use of the Company Confidential Information if such disclosure or use is appropriate and in the ordinary course of carrying out such Seller’s duties as an employee of or consultant to any Buyer Affiliate after the Closing.

Section 8.2 Agreement Not to Compete. For a period of five (5) years from the Closing Date, each Controlling Seller agrees that such Controlling Seller shall not, directly or indirectly (whether for compensation or otherwise), engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise), be financially interested in, or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, or provide any services as a consultant for, any business in the United States or Canada that is involved in the manufacturing, licensing, development, marketing or sales of products or technology currently owned, licensed, sold, or contemplated to be sold, by the Company or its Subsidiaries, or any other services provided by the Company or its Subsidiaries at the time of the Closing (collectively, the “Business”); provided, however, nothing contained herein shall prevent any Controlling Seller from holding for investment no more than one percent of any class of equity securities of a company whose securities are publicly traded.

Section 8.3 Non-Interference.

(a) For a period of five (5) years from the Closing Date, each Controlling Seller agrees that he shall not, in any matter related directly or indirectly to any business that is involved in the Business, directly or indirectly, approach or solicit for business, accept business from, divert business from, or otherwise interfere with any Buyer Affiliate’s relationship with, any Person that: (A) has been or becomes a customer of Company or any other Buyer Affiliate in the Business at anytime during the period, commencing one year prior to the Closing Date and ending on the fifth anniversary of the Closing Date; or (B) to whom any Buyer Affiliate had made a proposal during such period.

(b) For a period of five (5) years from the Closing Date, each Controlling Seller agrees that such Controlling Seller shall not, directly or indirectly, (i) approach, solicit, or attempt to induce, any supervisory or management employee of any Buyer Affiliate to leave the employ of an Buyer Affiliate or (ii) hire any supervisory or management employee of an Buyer Affiliate or any person who was a supervisory or management employee of an Buyer Affiliate within twelve (12) months of such date.

Section 8.4 Severability and Reformation of Covenants. If any provision, paragraph or subparagraph of Sections 7.1, 7.2 or 7.3 is adjudged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Sections 7.l, 7.2 or 7.3. In the event that any portion of Sections 7.1, 7.2 or 7.3 should ever be adjudicated to exceed the time, geographic, service, or product limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time, geographic, service, or product limitations permitted.

Section 8.5 Extension of Restrictions. Each Seller agrees that, in the event that such Seller violates Sections 7.1, 7.2 or 7.3, the period of the restriction violated by such Seller shall be extended for the period of time of such Seller’s violation thereof.

Section 8.6 Equitable Relief and Damages. Each Seller acknowledges that the restrictions contained in Sections 7.1, 7.2, and 7.3, to the extent applicable to such Seller, are, in view of the premise for the acquisition of such Seller’s Units and the nature of the businesses of the Company, reasonable and necessary to protect the legitimate interests of Buyer and the Company and that any violation of any provisions of those paragraphs will result in irreparable injury to Buyer and the Company. Each Seller also acknowledges that Buyer and the Company shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer or the Company may be entitled. Each Seller further irrevocably submits to the jurisdiction of any Massachusetts state court or federal court sitting in Massachusetts over any suit, action or proceeding arising out of or relating to Sections 7.1, 7.2 or 7.3. Each Seller hereby waives, to the fullest extent permitted by law, any objection that such Seller may now or hereafter have to such jurisdiction or to the venue of any such suit, action, or proceeding brought in such a court and any claim that such suit, action, or proceeding has been brought in any inconvenient forum.

Section 8.7 Assignment of Restrictions. Buyer shall have the right to assign its rights and those of the Company under this Article VIII in connection with a merger involving Buyer, the Company or any of their Affiliates, or a sale or transfer of all, or substantially all, of the business and assets of Buyer, the Company or any of their Affiliates, provided that such successor, assign or surviving entity assumes the obligations of Buyer under this Agreement, and each Seller agrees to be obligated by the terms of this Article VIII to any successor, assign or surviving entity.

Article IX
CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT

The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement and the Transaction Documents are subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any or all of which Buyer or Parent may waive in writing:

Section 9.1 Shareholder Approval. Parent shall have received the approval of its shareholders authorizing Parent to (i) amend its charter to increase its authorized capital, (ii) issue the Parent Common Stock to Sellers pursuant to the terms of this Agreement, and (iii) otherwise consummate the Purchase Transaction (“Shareholder Approval”).

Section 9.2 No Material Adverse Change. Since the date hereof, there shall not have occurred and be continuing any event or occurrence, or series of events or occurrences, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 9.3 Representations and Warranties. Each of the representations and warranties of Sellers set forth in this Agreement and each Transaction Document shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the date hereof and as of the Closing as though made on and as of the Closing or in the case of representations and warranties made as of a specified date earlier than the Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date.

Section 9.4 Performance of Agreements. The Company and each Seller shall have performed and complied with, in all material respects, all of their respective covenants, agreements and undertakings contained in this Agreement and the Transaction Documents that the Company or such Seller was required to perform or comply with at or prior to the Closing.

Section 9.5 No Actions, Etc. No litigation, action, suit or other proceeding involving or potentially involving a liability, obligation or loss on the part of the Company or any Seller, which by reason of the nature of the relief sought (a) would question the validity of this Agreement or any Transaction Document or any action taken or to be taken in connection herewith or therewith or (b) would be reasonably expected to have a Material Adverse Effect, shall be threatened or commenced against any Person with respect to the consummation of the transactions contemplated by this Agreement.

Section 9.6 Consents. All consents, including, without limitation, the consents set forth on Schedule 2.6 and all authorizations, permits, and approvals required to consummate the transactions provided for in this Agreement shall have been obtained.

Section 9.7 NASDAQ Approval. Parent shall have received from the NASDAQ Stock Market all approvals that are required to compete the Purchase Transaction.

Section 9.8 Opinion of Counsel. Buyer and Parent shall have received an opinion from the Company’s and Sellers’ counsel dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and Parent (the “Legal Opinion”).

Section 9.9 Deliveries. All documents required to be delivered to Buyer and Parent by the Company or Sellers at or prior to the Closing, including, without limitation, those required by Section 11.2, shall have been delivered at or by Closing.

Article X
CONDITIONS TO OBLIGATIONS OF SELLERS

The obligation of the Company and Sellers to consummate the transactions contemplated by this Agreement and the Transaction Documents is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which a majority-in-interest of the Sellers may waive in writing:

Section 10.1 Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement and each Transaction Document shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the date hereof and as of the Closing as though made on and as of the Closing or in the case of representations and warranties made as of a specified date earlier than the Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date.

Section 10.2 Performance of Agreements. Buyer shall have performed and complied with, in all material respects, the covenants and agreements contained in this Agreement which are required to be performed or complied with at or prior to the Closing.

Section 10.3 No Actions, Etc. No litigation, action, suit or other proceeding involving or potentially involving a liability, obligation or loss on the part of Buyer, which by reason of the nature of the relief sought would question the validity of this Agreement or any Transaction Document or any action taken or to be taken in connection herewith.

Section 10.4 Bond Restructuring. The Parent shall have restructured its $17,500,000 of New Jersey Economic Development Bonds in such form as is reasonably acceptable to a majority-in-interest of the Sellers.

Section 10.5 Deliveries. All documents required to be delivered to Sellers by Buyer at or prior to the Closing, shall have been delivered at or by the Closing.

Article XI
CLOSINGS; DELIVERIES

Section 11.1 Closing. The closing of the Purchase Transaction (the “Closing”) will occur as soon as practical after Parent obtains Shareholder Approval, which shall occur no later than August 31, 2010 (provided such date will be extended to September 30, 2010 if Parent receives comments from the Securities and Exchange Commission (“SEC”) on its Shareholder Approval proxy statement) unless a later date is otherwise agreed to by Buyer and Controlling Sellers (the date of Closing, the “Closing Date”). The Closing shall take place at the offices of Parent and Buyer, unless another date, time or place is agreed to by Buyer and Sellers.

Section 11.2 Company and Sellers’ Deliveries at the Closing. At the Closing, the Company and Sellers shall deliver or cause to be delivered to Buyer:

(a) A certificate representing the Units as set forth in Section 1.1(a), duly endorsed in blank or accompanied by separate unit powers sufficient for the transfer of all of each Seller’s right, title and interest in such Units to Buyer.

(b) A certificate signed by the President or Chief Executive Officer of the Company, dated the Closing Date, certifying on behalf of the Company that: (i) all of the representations and warranties of the Company contained in the Transaction Documents are true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the Closing to the same extent as if made at such time or in the case of representations and warranties made as of a specified date earlier than the Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date; and (ii) all agreements and covenants of the Company that this Agreement or the Transaction Documents require the Company to have performed or complied with at or prior to the Closing have been so performed or complied with in all material respects.

(c) A certificate signed by each Seller, dated the Closing Date, certifying that: (i) all of the representations and warranties of such Seller contained in this Agreement and the Transaction Documents are true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the Closing to the same extent as if made at such time or in the case of representations and warranties made as of a specified date earlier than the Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date; and (ii) all agreements and covenants of such Seller that this Agreement or the Transaction Documents require such Seller to have performed or complied with at or prior to the Closing have been so performed or complied with in all material respects.

(d) A certificate signed by the Secretary of the Company dated the Closing Date, certifying on behalf of the Company that: (i) all corporate actions required by the Company to authorize and approve the execution and delivery of this Agreement and the Transaction Documents, and the consummation of the Purchase Transaction and the other transactions and agreements provided for herein and therein, have been taken, and setting forth copies of such corporate actions; and (ii) the accuracy of the specimen signature of the officer or other authorized representative of the Company executing this Agreement and the Transaction Documents.

(e) A good standing certificate or its equivalent for the Company issued by the Secretary of the Commonwealth of Massachusetts, dated as of a date that is within ten (10) business days of the Closing Date, and a good standing certificate or its equivalent issued by the secretary of state of each jurisdiction in which the Company is qualified to do business as a foreign corporation, dated as of a date that is within fifteen (15) calendar days of the Closing Date.

(f) The Legal Opinion, executed by Clark, Balboni & Gildea.

(g) Evidence of all consents, permits and approvals required to be obtained by the Company or Sellers to consummate the transactions contemplated by this Agreement.

(h) All other documents reasonably required by Buyer to be delivered by the Company or Sellers.

Section 11.3 Buyer Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(a) The Purchase Price as set forth in Section 1.1(c).

(b) A certificate signed by the President or Chief Executive Officer of Buyer and Parent, dated the Closing Date, certifying on behalf of Buyer and Parent that: (i) all of the representations and warranties of Buyer and Parent contained in this Agreement and the Transaction Documents are true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the Closing to the same extent as if made at such time or in the case of representations and warranties made as of a specified date earlier than the Closing, shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such date; and (ii) all agreements and covenants of Buyer and Parent that this Agreement or the Transaction Documents require Buyer and Parent to have performed or complied with at or prior to the Closing have been so performed or complied with in all material respects.

(c) A certificate signed by the Secretary of Buyer and Parent dated the Closing Date, certifying on behalf of Buyer and Parent that: (i) all corporate actions required by Buyer and Parent to authorize and approve the execution and delivery of this Agreement and the Transaction Documents, and the consummation of the Purchase Transaction and the other transactions and agreements provided for herein and therein have been taken and setting forth copies of such corporate actions; and (ii) the accuracy of the specimen signature of the officer or other authorized representative of Buyer and Parent executing this Agreement and the Transaction Documents.

(d) A good standing certificate for Parent issued by the Delaware Secretary of State, dated as of a date that is within ten (10) business days of the Closing Date.

(e) All other documents reasonably required by Sellers to be delivered by Buyer and Parent.

Article XII
INDEMNIFICATION

Section 12.1 Indemnification.

(a) Upon the terms and subject to the conditions of this Article XII, each of the Controlling Sellers agree, on a joint and several basis, to indemnify and reimburse Buyer and each of Buyer’s successors and assigns and their respective present and future directors, officers, agents and employees (collectively, the “Buyer Group”) from and against all claims, actions or causes of action, assessments, liabilities, settlements, judgments or judicial or arbitration compromises (whether voluntary or involuntary), losses, deficiencies, damages, interests, fines, penalties, costs, expenses, obligations or responsibilities, whether known or unknown, fixed or unfixed, conditional or unconditional, liquidated or unliquidated, accrued, absolute, contingent or otherwise, including, but not limited to, reasonable attorneys fees and court costs (hereinafter collectively referred to as “Damages”), as asserted against, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, to the extent such Damages result from:

(i) any misrepresentation, breach of representation or warranty or any non-fulfillment of any covenant or agreement made by or to be performed by the Company or any Controlling Seller pursuant to this Agreement; or

(ii) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to any of the foregoing.

(b) Upon the terms and subject to the conditions of this Article XII, each of the Sellers agree, on an individual basis, to indemnify and reimburse Buyer Group from and against all Damages, as asserted against, imposed upon or incurred by any member of the Buyer Group, directly or indirectly, to the extent such Damages result from:

(i) any misrepresentation, breach of representation or warranty or any non-fulfillment of any covenant or agreement made by or to be performed by such Seller pursuant to this Agreement; or

(ii) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to any of the foregoing.

(c) Upon the terms and subject to the conditions of this Article XII, Buyer agrees to indemnify each Seller from and against all Damages as asserted against, imposed upon or incurred by such Seller, directly or indirectly, to the extent such Damages result from:

(i) any misrepresentation, breach of representation or warranty or any non-fulfillment of any covenant or agreement made by or to be performed by Buyer pursuant to this Agreement; or

(ii) any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs and expenses incident to any of the foregoing.

(d) Any member of the Buyer Group or Seller entitled to indemnification pursuant to Sections 12.1(a), 12.1(b) or 12.1(c) is hereinafter sometimes referred to as an “Indemnified Party,” and the “Indemnifying Party” shall be (i) Controlling Sellers, with respect to claims for indemnity by the Buyer Group under Section 12.1(a), (ii) the specific Seller, with respect to claims for indemnity by the Buyer Group under Section 12.1(b), and (iii) Buyer, with respect to claims for indemnity by Controlling Sellers under Section 12.1(c).

Section 12.2 Procedure for Indemnification.

(a) Upon obtaining actual knowledge of any item of Damages not involving a Third Party Claim, the Indemnified Party shall, as promptly as practicable following the date the Indemnified Party has obtained such actual knowledge, give written notice of such claim for which indemnification is sought pursuant to Section 12.1 (each, a “Claim”) to the Indemnifying Party, but, subject to Section 12.3(a), no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnified Party, at its cost, shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such Claim (including copies of any applicable invoice, billing or other document evidencing or asserting the same).

(b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a “Third Party Claim”) against it, such Indemnified Party will give written notice to the Indemnifying Party of the commencement of such Third Party Claim, and, at its cost, shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but, subject to Section 12.3(a), no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at the Indemnifying Party’s sole cost and expense (and not as a reduction in the amount of indemnification available under Section 12.1(a), 12.1(b) or 12.1(c), as the case may be), using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party establishes to the reasonable satisfaction of the Indemnified Party that such Third Party Claim plus all other pending Claims and Third Party Claims will not exceed the Indemnifying Party’s applicable limitations on indemnification set forth in Section 12.3. If the Indemnifying Party satisfies the requirements of this Section 12.2(b) and desires to exercise its right to assume the defense and control the settlement of such Third Party Claim, the Indemnifying Party shall give written notice (the “Notice”) to the Indemnified Party within twenty (20) calendar days of receipt of written notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim stating that the Indemnifying Party shall assume the defense and control of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to (i) assume the defense and control the settlement of a Third Party Claim, which settlement shall be subject to the consent of the Indemnifying Party (not to be unreasonably withheld) except as otherwise provided in Section 12.2(e), and (ii) employ separate counsel at the reasonable expense of the Indemnifying Party and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Party that are different from those available to the Indemnifying Party or (y) such Third Party Claim involves equitable or other non-monetary damages or in the reasonable judgment of the Indemnified Party, such settlement would have a continuing Material Adverse Effect on the Indemnified Party’s business (including any material impairment of its relationships with customers and suppliers). In addition, if the Indemnifying Party fails to give the Indemnified Party the Notice in accordance with the terms of this Section 12.2(b), the Indemnified Party shall have the right to assume control of the defense of and settle the Third Party Claim and, to the extent the Indemnified Party is finally determined to be entitled to indemnification for Damages suffered in connection with such Third Party Claim, all costs incurred in connection therewith shall constitute additional Damages of the Indemnified Party. In any such case specified in the foregoing two sentences, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party.

(c) If at any time after the Indemnifying Party assumes the defense of a Third Party Claim, any of the conditions set forth in Section 12.2(b) above are no longer satisfied, the Indemnified Party shall have the same rights as set forth above as if the Indemnifying Party had never assumed the defense of such claim.

(d) Notwithstanding the foregoing, the Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate, at its own expense, in the defense of any Third Party Claim that the other party is defending.

(e) If the Indemnifying Party assumes the defense of any Third Party Claim in accordance with the terms of Section 12.2(b), the Indemnifying Party shall have the right, upon thirty (30) calendar days’ prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Party will not have any liability and will be fully indemnified with respect to all Damages related to such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to consent to the entry of judgment with respect to, or otherwise settle a Third Party Claim if (i) the judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages or relief, or (ii) in the reasonable judgment of the Indemnified Party, any settlement for solely money damages would have a continuing Material Adverse Effect on the Indemnified Party’s business (including any material impairment of its relationships with customers and suppliers), without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim for which it has assumed the defense and control of the settlement on such terms and conditions as it deems reasonably appropriate if such Third Party Claim involves only equitable or other non-monetary relief; provided, however, that if such settlement purports to impose equitable or other non-monetary relief on the Indemnifying Party, then the Indemnified Party shall not settle such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to settle any Third Party Claim involving monetary damages with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(f) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

(g) Any disputes as to the amounts of Damages or entitlement to indemnification under this Article XII shall be resolved pursuant to Article XIV.

Section 12.3 Limitation of Indemnification Obligations.

(a) Notification. No Indemnifying Party hereto shall have any obligation under Section 12.1 with respect to any Claim or Third Party Claim relating to a breach of a representation or warranty hereunder unless such Indemnifying Party is notified of such Claim or Third Party Claim on or before the expiration of the survival period of the underlying representation or warranty as set forth in Article V.

(b) Deductible for Certain Claims.

(i) Controlling Sellers will have no obligation to indemnify the Buyer Group under Section 12.1(a) with respect to misrepresentations or breaches of warranties until the aggregate amount of all Damages incurred or suffered with respect to all such Claims or Third Party Claims under Section 12.1(a) exceeds $100,000 in the aggregate (the “Basket”), in which event the Indemnified Party shall be entitled to indemnification for the amount of their Damages arising under such indemnification in excess of such amount; provided, however, that the Basket shall not apply to any Damages incurred or suffered by the Buyer Group, with respect to Damages related to a Non-Cap Claim.

(ii) Buyer will have no obligation to indemnify Sellers under Section 12.1(c) with respect to misrepresentations or breaches of warranties until the aggregate amount of all Damages incurred or suffered with respect to all such Claims or Third Party Claims under Section 12.1(c) exceeds $100,000 in the aggregate, in which event the Indemnified Party shall be entitled to indemnification for the amount of their Damages arising under such indemnification in excess of such amount; provided, however, that this limitation shall not apply to any Damages incurred or suffered by Sellers, with respect to Damages related to the non-fulfillment by Buyer of Section 3.2.

(iii) No Basket shall be applicable to indemnification claims made by the Buyer Group under Section 12.1(b).

(c) Indemnification Limitations for Certain Claims.

(i) Subject to Section 12.3(d) below, the maximum aggregate amount of Damages for which indemnification is required to be made shall be, in the case of Section 12.1(a) with respect to misrepresentations or breaches of warranties by Controlling Sellers (other than with respect to Non-Cap Claims, which are unlimited), the total Purchase Price received by the Controlling Sellers; provided, however, the foregoing limitation shall not apply to Damages suffered by the Buyer Group as a result of (each a “Non-Cap Claim”) (A) misrepresentations or breaches of representations or warranties contained in Section 2.2, 2.3, 2.4, 2.14, 2.15, 2.17 or 2.29, or (B) non-fulfillment by a Controlling Seller of the covenants or agreements made by such Controlling Seller in this Agreement.

(ii) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate amount of Damages for which indemnification is required to be made shall be, in the case of Section 12.1(b) with respect to breaches of representations or warranties by Sellers, shall equal in each case in which Buyer Group has incurred Damages the total Purchase Price received by the Seller that is the Indemnifying Party for such case.

(iii) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate amount of Damages for which indemnification is required to be made shall be, in the case of Section 12.1(c) with respect to breaches of representations or warranties by Buyer, shall equal the Purchase Price received by the Controlling Sellers.

(d) Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, in the event of fraud, nothing in this Agreement shall limit (i) any party’s rights or (ii) the amount of Damages recoverable by a party against the party committing such fraud.

Section 12.4 Method of Payment of Damages. Any claims for Damages with respect to breaches of representations and warranties by the Controlling Sellers or the Sellers (other than for a Non-Cap Claim) shall be satisfied, at the discretion of the Sellers subject to such claims, by either: (i) cash payment, or (ii) to the extent Seller holds sufficient shares of Parent Common Stock, such Seller’s return of the appropriate number of shares of Parent Common Stock to Parent, such shares to be valued at the average closing price of the Parent Common Stock for the five (5) days prior to the date when the subject Claim accrued. Except as set forth in the previous sentence, all claims for Damages established pursuant to this Agreement shall be promptly paid by the Indemnifying Party in cash. If the Indemnifying Party does not satisfy an obligation to pay Damages within twenty (20) business days of the establishment of such Damages pursuant to this Agreement, the Indemnified Party shall be entitled to take such remedies as it deems appropriate to satisfy such Damages.

Article XIII
TERMINATION; EFFECT OF TERMINATION

Section 13.1 Termination. This Agreement may be terminated, and the transactions contemplated hereunder may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Closing Date in accordance with the following conditions:

(a) by mutual written consent of Buyer and the Controlling Sellers; or

(b) by (i) Buyer if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company or Sellers set forth in this Agreement, or (ii) Sellers if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement; or

(c) by either Buyer or Sellers if the Closing shall not have been consummated on or before August 31, 2010 (provided such date will be extended to September 30, 2010 if Parent receives comments from the SEC on its Shareholder Approval proxy statement); or

(d) by Sellers if any of the conditions specified in Article X has not been met or waived by Sellers at any such time as such conditions can no longer be satisfied; provided, however, that the failure of such condition does not result from a breach by any Seller of any term or condition of this Agreement or any Transaction Document; or

(e) by Buyer if any of the conditions specified in Article IX has not been met or waived by Buyer at any such time as such conditions can no longer be satisfied; provided, however, that the failure of such condition does not result from a breach by Buyer of any term or condition of this Agreement or any Transaction Document.

Section 13.2 Status of Agreement After Termination. Upon any termination of this Agreement pursuant to Section 13.1, this Agreement shall be void and have no effect, without any liability on the part of any party hereto or any Affiliate, stockholders, directors or officers thereof; provided, however, that such termination shall not relieve any party from liability for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the date of termination. The provisions of Sections 6.5 and 6.6 shall survive any termination of this Agreement.

Article XIV
ARBITRATION

Section 14.1 Arbitration. Other than claims for equitable remedies, all claims, demands, disputes, controversies, differences or misunderstandings between or among the parties arising out of, or by virtue of, this Agreement shall be submitted to and determined by arbitration in accordance with the procedures set forth on Exhibit D hereto.

Section 14.2 Consent to Service of Process. Each of Buyer and each Seller hereby consents to process being served in any suit, action, arbitration or proceeding of any nature, by the mailing of a copy thereof by United States mail certified, postage prepaid, return receipt requested, to them at their respective addresses set forth in Section 15.3 hereof. Each of Buyer and each Seller hereby irrevocably waives, to the fullest extent permitted by applicable law, all claim of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (a) shall be deemed in every respect effective service of process in any such suit, action or proceeding, and (b) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service.

Section 14.3 Reservation of Rights. Nothing in this Article XIV or Exhibit D shall affect the right of any party hereto to serve process in any manner permitted by law or affect the right of any party to bring proceedings against, any other party in the courts of any jurisdiction or jurisdictions with respect to equitable matters.

Article XV
GENERAL

Section 15.1 Entire Agreement; Amendment. This Agreement and the Transaction Documents contain the entire agreement of the parties hereto with respect to the subject matters hereof and thereof and supersede all prior agreements and understandings, whether oral or written, of the parties relating thereto. This Agreement may only be amended by a writing signed by the Parent, on behalf of Parent and Buyer, and the Controlling Sellers, on behalf of the Sellers. Except as provided in Article VIII or Article XIII, this Agreement is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder. The provisions of Article VIII and Article XIII may be enforced by the beneficiaries thereof.

Section 15.2 Assignment. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the parties hereto and their respective heirs, executors successors and permitted assigns. Except as provided in Section 8.7 or the proviso at the end of this sentence, none of the parties hereto shall assign or delegate their respective rights or obligations under this Agreement in whole or in part without the prior written consent of the other parties hereto in their sole discretion; provided, however, that Buyer may assign and delegate its rights and obligations under this Agreement to any Affiliate of Buyer. Any assignment or attempted assignment of this Agreement in violation of the terms of this Section 15.2 shall be void ab initio.

Section 15.3 Notices. All notices, requests, demands, waivers, consents, approvals, payments or other communications which are required by or permitted hereunder shall be in writing and be deemed delivered (a) upon receipt, if by hand delivery, (b) upon transmission, if sent by facsimile with confirmation of receipt during normal business hours for the recipient or on the next business day if sent after normal business hours for the recipient, (c) the next business day, if sent by a reputable overnight courier service such as FedEx or DHL, or (d) on the fifth calendar day following deposit in the United States mail, certified, postage prepaid, return receipt requested addressed as follows:

If to Buyer	Converted Organics Inc. Attention: Facsimile:
With a copy to (which shall not constitute notice):	Cozen O’Connor The Army and Navy Building 1627 I Street, NW Suite 1100 Washington, D.C. 20006 Attention: Ralph V. De Martino, Esq. Facsimile: (866) 741-8182
If to the Company or Sellers:	TerraSphere Systems, LLC Facsimile:
With a copy to (which shall not constitute notice):	Facsimile:

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 15.3 for the giving of notice.

Section 15.4 Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement or any of the Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right remedy, power or privilege or any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

Section 15.5 Mutual Drafting. This Agreement is the result of the joint efforts of the parties hereto and each provision has been subject to the mutual negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting of this Agreement.

Section 15.6 Disclosure Schedules. Each matter set forth in or explicitly incorporated by reference into any of the Schedules attached to this Agreement (or any agreement, instrument or other documents specifically referenced in such Schedule to the extent a copy of the same has been delivered to Buyer prior to the execution of this Agreement) shall only be deemed to have been disclosed under such Schedule. The Schedules shall in all respects constitute a part of the representations and warranties of Sellers.

Section 15.7 Provisions Several. The provisions of this Agreement are independent of and several from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 15.8 Headings. The paragraph headings in this Agreement are for convenience only; the paragraph headings form no part of this Agreement and shall not affect its interpretation.

Section 15.9 Gender, Etc. Words used herein regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 15.10 Governing Law. All questions relating to the validity, construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the choice-of-law rules of this or any other jurisdiction to the contrary.

Section 15.11 Counterparts. This Agreement may be executed in any number of counterparts (whether facsimile or original), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parent, Buyer and Company hereto have duly executed this Membership Interest Purchase Agreement on the day and year first above written.

CONVERTED ORGANICS INC.

By:
Name:
Title:

TERRASPHERE INC.

By:
Name:
Title:

TERRASPHERE SYSTEMS, LLC

By:
Name:
Title:

[SIGNATURE PAGE OF PARENT, BUYER AND COMPANY]

IN WITNESS WHEREOF, the Sellers hereto have duly executed this Membership Interest Purchase Agreement on the day and year first above written.

By:
Name:
Title:

Pursuant to Section 1.1(c) of this Agreement, indicate your selection below among either Option 1 (immediate payment structure) or Option 2 (earn-out payment structure):

Option 1 Option 2	☐ ☐

[SIGNATURE PAGE OF SELLERS]ANNEX A

DEFINITIONS

As used in the Agreement, each of the following terms has the meaning given in this Annex A or in the respective Sections referred to below:

“412 Plan” shall have the meaning set forth in Section 2.17(d).

“AAA” shall have the meaning set forth in Exhibit C.

“Affiliate” shall mean with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person specified.

“Agents” shall have the meaning set forth in Section 7.1.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Balance Sheet” shall have the meaning set forth in Section 2.7.

“Basket” shall have the meaning set forth in Section 12.3(b)(i).

“Business” shall have the meaning set forth in Section 8.2.

“Buyer” shall have the meaning set forth in the introductory paragraph.

“Buyer Affiliate” shall have the meaning set forth in Section 8.1(a).

“Buyer Group” shall have the meaning set forth in Section 12.1(a).

“Claim” shall have the meaning set forth in Section 12.2(a).

“Closing” shall have the meaning set forth in Section 11.1.

“Closing Date” shall have the meaning set forth in Section 11.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph.

“Company Confidential Information” shall have the meaning set forth in Section 8.1(b).

“Company Employment Agreement” shall have the meaning set forth in Section 2.18.

“Company Ownership Percentage” shall be the respective ownership percentage of the Company of each Seller, as set forth on Exhibit A.

“Contract” shall have the meaning set forth in Section 2.13(a).

“Controlling Sellers” shall mean the Sellers listed on Schedule A.

“Copyrights” shall have the meaning set forth in Section 2.12(b).

“Customer Contract” shall have the meaning set forth in Section 2.13(a).

“Damages” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall have the meaning set forth in Section 2.14(b).

“ERISA” shall have the meaning set forth in Section 2.17(a).

“ERISA Affiliates” shall have the meaning set forth in Section 2.17(a).

“Excess Funding” shall have the meaning set forth in Section 1.3(b).

“Financial Statements” shall have the meaning set forth in Section 2.7.

“Buyer Affiliate” shall have the meaning set forth in Section 8.1(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Agency” shall mean any (a) United States federal, state, local, municipal, or other governmental or quasi-governmental authority of any nature (including any governmental agency, instrumentality, branch, department, official or entity and any court or other tribunal), or (b) United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substance” shall have the meaning set forth in Section 2.14(c).

“Indebtedness” shall mean, with respect to the Company, the sum, as of the Closing Date and without giving effect to the transactions contemplated by this Agreement, of (a) all indebtedness for borrowed money (including principal, accrued and unpaid interest, fees due, and any other amounts due), (b) other items in the nature of indebtedness, such as any accrued severance obligations, capital lease obligations, any accrued bonuses and all accrued but unpaid Taxes, other than those taxes listed as “current liabilities.”

“Indemnified Party” shall have the meaning set forth in Section 12.1(d).

“Indemnifying Party” shall have the meaning set forth in Section 12.1(d).

“Insurance Policies” shall have the meaning set forth in Section 2.25.

“Intellectual Property” shall have the meaning set forth in Section 2.12(b).

“Intellectual Property Licenses” shall have the meaning set forth in Section 2.12(a).

“IRS” shall have the meaning set forth in Section 2.17(b).

“Knowledge” shall mean with respect to (a) Buyer, the knowledge of Buyer’s Chief Financial Officer (i) if such individual is actually aware of such fact or matter, or (ii) such individual would reasonably be expected to become aware of such fact or matter in the ordinary course of discharging such individual’s duties as an officer of Buyer; and (b) the Company, the knowledge of any officer, director or executive of the Company, or any Seller, if (i) such individual is actually aware of such fact or matter, or (ii) such individual would reasonably be expected to become aware of such fact or matter in the ordinary course of discharging such individual’s duties as an officer, director or employee of the Company.

“Laws” shall mean any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, writ, judgment or injunction.

“Leased Real Property” shall have the meaning set forth in Section 2.10.

“License” shall have the meaning set forth in the preamble.

“Legal Opinion” shall have the meaning set forth in Section 9.9.

“Liens” shall mean debts, claims, security interests, pledges, rights of others, liens, encumbrances, assessments, charges or restrictions of every nature, except for (a) liens for Taxes or governmental charges or claims (i) not yet due and payable, or (ii) being contested in good faith and by appropriate proceeding (with no risk of forfeiture), if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; (b) statutory liens of landlords, mechanics liens and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; and (c) easements, rights-of-way, restrictions and other similar non-monetary charges or encumbrances, in each case, that do not interfere with the ordinary conduct of the Company’s operations and do not or would not materially detract from the value of the property to which such encumbrance relates.

“Material Adverse Effect” shall mean any change or effect, individually or in the aggregate with any other change or effect, that is or would be reasonably expected to be materially adverse to the financial condition, operations or results of operations or prospects of the Company.

“Material Contract” shall have the meaning set forth in Section 2.13(b).

“Notice” shall have the meaning set forth in Section 12.2(b).

“Organizational Documents” shall mean, with respect to a particular Person, the certificate or articles of incorporation and bylaws or similar organizational documents, as applicable, of such Person.

“Parent’s Common Stock” shall have the meaning set forth in Section 1.1(c).

“Patents” shall have the meaning set forth in Section 2.12(b).

“PBGC” shall have the meaning set forth in Section 2.17(b).

“PCBs” shall have the meaning set forth in Section 2.14(c).

“Permits” shall have the meaning set forth in Section 2.23.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, estate, unincorporated organization, Governmental Agency or other entity.

“Personal Property” shall have the meaning set forth in Section 2.11.

“Plan” and “Plans” shall have the meanings set forth in Section 2.17(a).

“Proprietary Information” shall have the meaning set forth in Section 2.12(b).

“Purchase Price” shall have the meaning set forth in Section 1.1(c).

“Purchase Transaction” shall have the meaning set forth in the preamble.

“Real Property Leases” shall have the meaning set forth in Section 2.10.

“SEC” shall have the meaning set forth in Section 7.8.

“Seller” or “Sellers” shall have the meaning set forth in the introductory paragraph.

“Seller Employment Agreement” shall have the meaning set forth in Section 9.7.

“Shareholder Approval” shall have the meaning set forth in Section 9.1.

“Stock Consideration” shall have the meaning set forth in Section 1.2.

“Software” shall have the meaning set forth in Section 2.12(b).

“Straddle Period” shall have the meaning set forth in Section 2.15(c).

“Subsidiaries” shall have the meaning set forth in Section 2.1(b).

“Tax” and “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Agency, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

“Tax Qualified Plan” shall have the meaning set forth in Section 2.17(r).

“Tax Return” shall mean all returns, reports, estimates, declarations, information returns or similar statements required to be filed with respect to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Technology” shall have the meaning set forth in the preamble.

“Third Party Claim” shall have the meaning set forth in Section 12.2(b).

“Trademarks” shall have the meaning set forth in Section 2.12(b).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” shall mean the agreements, documents, certificates and instruments required to be executed or delivered by any Seller, the Company or Buyer pursuant to this Agreement (but excluding this Agreement).

“Unfunded Pension Liability” shall have the meaning set forth in Section 2.17(e).

“Units” shall have the meaning set forth in the preamble.

“Withdrawal Liability” shall have the meaning set forth in Section 2.17(g).